UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Furniture Brands International, Inc.

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March 23, 2011

Dear Fellow Stockholder:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders. It will be held on Thursday, May 5, 2011, at 9:00 a.m. CDT at Furniture Brands International, Inc., 1 North Brentwood Boulevard, 15th Floor, St. Louis, Missouri 63105.

At the Annual Meeting, stockholders will be asked to vote on each of the four proposals set forth in the Notice of Annual Meeting of Stockholders and the Proxy Statement, which describe the formal business to be conducted at the Annual Meeting and follow this letter.

As owners of Furniture Brands, your vote is important. Whether or not you are able to attend the Annual Meeting of Stockholders in person, it is important that your shares be represented. Please vote as soon as possible.

On behalf of our Board of Directors, thank you for your participation in this important annual process. I look forward to seeing you at the 2011 Annual Meeting.

Sincerely,

Ralph P. Scozzafava
Chairman of the Board of Directors and
Chief Executive Officer

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT QUESTIONS AND ANSWERS
ELECTION OF DIRECTORS (Proposal 1)
Corporate Governance
Board of Directors
Committees and Charters
Compensation Consultants
Board Oversight of Risk
Board Leadership Structure
Board Membership Criteria
Director Nominees Recommended by Stockholders
Director Independence
Communications with Board of Directors
Director Compensation
AUDIT COMMITTEE REPORT
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal 2)
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Human Resources Committee Report
Compensation Committee Interlocks
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS TABLE IN 2010
OUTSTANDING EQUITY AWARDS VALUE AT FISCAL YEAR-END TABLE
OPTION EXERCISES AND STOCK VESTED IN 2010
NONQUALIFIED DEFERRED COMPENSATION
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
ADVISORY VOTE ON EXECUTIVE COMPENSATION (Proposal 3)
ADVISORY VOTE ON FREQUENCY OF VOTES ON EXECUTIVE COMPENSATION (Proposal 4)
OWNERSHIP OF SECURITIES
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
OTHER MATTERS

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 5, 2011

Date:	May 5, 2011
Time:	9:00 a.m. CDT
Place:	Furniture Brands International, Inc. 1 North Brentwood Boulevard, 15th Floor St. Louis, Missouri 63105
Purpose:	1. To elect eight members of the Board of Directors to serve until the next Annual Meeting and until their successors have been elected and qualified;
2. To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;
3. To hold an advisory vote on executive compensation;
4. To hold an advisory vote on the frequency of the advisory vote on executive compensation; and
5. To transact such other business as may properly come before the meeting.
Record Date:	Holders of record of our common stock at the close of business on March 11, 2011, are entitled to receive this notice and to vote at the meeting.

We are pleased to take advantage of the U.S. Securities and Exchange Commission (SEC) rule that allows issuers to furnish proxy materials to their stockholders on the Internet. This Proxy Statement, the proxy card and our 2010 Annual Report to our stockholders may be accessed at www.proxyvote.com.

As owners of Furniture Brands, your vote is important. Whether or not you are able to attend the Annual Meeting in person, it is important that your shares be represented. Please vote as soon as possible. We appreciate your cooperation.

By Order of the Board of Directors,

Jon D. Botsford
Senior Vice President, General Counsel and
Corporate Secretary

March 23, 2011
St. Louis, Missouri

FURNITURE BRANDS INTERNATIONAL, INC.
1 North Brentwood Boulevard, 15th Floor
St. Louis, Missouri 63105
Phone: (314) 863-1100

PROXY STATEMENT
QUESTIONS AND ANSWERS

Why am I receiving these materials?

You were provided these materials in connection with our solicitation of proxies for use at the Annual Meeting of Stockholders, to be held on Thursday, May 5, 2011, at 9:00 a.m. CDT, and at any postponement(s) or adjournment(s) thereof. These materials were first sent or given to stockholders on March 23, 2011. You are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement. The Annual Meeting will be held at our principal executive offices located at the address shown above.

What items will be voted on at the Annual Meeting?

Stockholders will vote on four items at the Annual Meeting:

•	the election to the Board of the eight nominees named in this Proxy Statement (Proposal 1);

•	the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011 (Proposal 2);

•	an advisory vote on executive compensation (Proposal 3); and

•	an advisory vote on the frequency of the advisory vote on executive compensation (Proposal 4).

What are the Board’s voting recommendations?

The Board recommends that you vote your shares:

•	“FOR” each of the nominees to the Board (Proposal 1);

•	“FOR” ratification of the appointment of KPMG LLP as our independent registered public accounting firm (Proposal 2);

•	“FOR” the proposal regarding the advisory vote on executive compensation (Proposal 3); and

•	“EVERY YEAR” for the proposal regarding an advisory vote on the frequency of the advisory vote on executive compensation (Proposal 4).

Who May Vote?

If you held any shares of our voting stock at the close of business on March 11, 2011, then you may attend and vote at the meeting. On that date, we had 55,327,419 shares of common stock outstanding. Each share of our common stock that you hold entitles you to one vote on all matters that come before the Annual Meeting or any adjournment thereof.

Why did I receive a notice in the mail regarding the availability of proxy materials this year instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a notice regarding the availability of proxy materials to our stockholders of record and our beneficial owners. All stockholders will have the ability to access the proxy materials on the website referred to in the notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the notice. We encourage you to take advantage of the availability of the proxy materials on the Internet in order to help reduce the environmental impact of the Annual Meeting.

How can I get electronic access to the proxy materials?

The notice will provide you with instructions regarding how to receive a copy of the proxy materials via email. In addition, you may instruct us to send future proxy materials to you electronically by email by accessing the website in the notice. Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. Your election to receive proxy materials by email will remain in effect until you terminate it.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares through a broker or other nominee (in “street name”) rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

•	Stockholder of Record — If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, to be the stockholder of record. As the stockholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the meeting.

•	Beneficial Owner — If your shares are held in a brokerage account, by a broker or by another nominee, you are considered the beneficial owner of those shares. As the beneficial owner of those shares, you have the right to direct your broker or nominee how to vote and you also are invited to attend the Annual Meeting. However, because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a legal proxy from the broker or nominee that holds your shares, giving you the right to vote the shares at the meeting.

If I am a stockholder of record, how do I vote?

There are four ways to vote:

•	In Person. If you are a stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive.

•	Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the notice.

•	By Telephone. You may vote by proxy by telephone by visiting www.proxyvote.com to view the proxy materials as described in the notice and to obtain the toll free number to call.

•	By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided.

If I am a beneficial owner of shares held in street name, how do I vote?

There are four ways to vote:

•	In Person. If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares.

•	Via the Internet. You may vote by proxy via the Internet by following the instructions in the notice provided by your broker.

•	By Telephone. You may vote by proxy by telephone by visiting www.proxyvote.com to view the proxy materials as described in the notice provided by your broker and to obtain the toll free number to call.

•	By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the vote instruction form provided by your broker and sending it back in the envelope provided.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of a majority of the votes represented by our outstanding shares of common stock is necessary to constitute a quorum. We will count shares of voting stock present at the meeting that abstain from voting or that are the subject of broker non-votes as present for purposes of determining a quorum.

What if a quorum is not represented at the Annual Meeting?

In the event that a quorum does not exist, the chairman of the meeting or the holders of a majority of the votes entitled to be cast by the stockholders who are present in person or by proxy may adjourn the meeting. At such reconvened meeting at which a quorum may be present, any business may be transacted which might have been transacted at the meeting as originally called.

How are proxies voted?

All valid proxies received prior to the Annual Meeting will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.

What happens if I do not give specific voting instructions?

If you are a stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, or you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting. If you hold your shares through a broker, bank or other nominee, you will receive separate instructions from the nominee describing the circumstances under which your shares may be voted if you do not give specific voting instructions.

What is a broker non-vote?

Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the New York Stock Exchange. On non-routine matters, nominees cannot vote without instructions from the beneficial owner, resulting in a so-called “broker non-vote.” Broker non-votes are counted for purposes of determining whether a quorum is present and have no effect on the outcome of the voting on any of the proposals.

The ratification of the selection of KPMG LLP as our independent registered public accounting firm (Proposal 2) is a matter considered routine by the New York Stock Exchange. The election of directors (Proposal 1), the advisory vote on executive compensation (Proposal 3), and the advisory vote on the frequency of the advisory vote on executive compensation (Proposal 4) are matters considered non-routine by the New York Stock Exchange, and therefore, there may be broker non-votes on these proposals.

What happens if additional matters are presented at the Annual Meeting?

Other than the four items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Ralph P. Scozzafava and Jon D. Botsford, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason any of our nominees for director is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.

How many votes are required to approve a proposal?

To be elected in uncontested elections, directors must receive a majority of the votes cast (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Abstentions and broker non-votes shall not be counted as votes cast either “for” or “against” the election of a director. In contested elections, the vote standard is a plurality of votes cast.

In an uncontested election, any nominee for director is required to submit his or her resignation to the Board contingent on not receiving a majority of votes cast “for” his or her election and the Board’s acceptance of the resignation. If such director does not receive a majority of votes “for” his or her election, the Governance and Nominating Committee is required to make recommendations to the Board with respect to any such resignation. The Board is required to take action with respect to this recommendation and to publicly disclose its decision-making process.

The vote of the majority of the shares of common stock present in person or represented by proxy at the Annual Meeting is required to ratify the appointment of KPMG LLP as our independent registered public accounting firm (Proposal 2) and to approve the advisory vote on executive compensation (Proposal 3). Abstentions will have the effect of a vote against these proposals and broker non-votes will have no effect.

The frequency of the advisory vote on executive compensation (Proposal 4) receiving the greatest number of votes (every one, two or three years) will be considered the frequency recommended by stockholders. Abstentions and broker non-votes will therefore have no effect on such vote.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may vote again on a later date via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a new proxy card or vote instruction form with a later date, or by attending the Annual Meeting and voting by ballot at the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of election and filed with the SEC in a Form 8-K within four business days following the Annual Meeting.

I share an address with another stockholder, and we received only one copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the notice and, if applicable, this Proxy Statement and the Annual Report to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the notice and, if applicable, this Proxy Statement and the Annual Report to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the notice and, if applicable, this Proxy Statement or the Annual Report, stockholders may write or call our Director- Investor Relations at the following address and telephone number:

Investor Relations
1 North Brentwood Blvd., 15th Floor
St. Louis, Missouri 63105
Phone: (866) 873-3667

Stockholders who hold shares in “street name” (as described above) may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

Who is paying for the cost of this proxy solicitation?

We are paying the costs of the solicitation of proxies. We have retained Morrow & Co., LLC to assist in obtaining proxies by mail, facsimile or email from brokers, bank nominees and other institutions for the Annual Meeting. The estimated cost of such services is $7,500 plus out-of-pocket expenses.

We must also pay brokerage firms and other persons representing beneficial owners of shares held in street name certain fees associated with forwarding the notice to beneficial owners, printed proxy materials by mail to beneficial owners and obtaining beneficial owners’ voting instructions.

In addition to soliciting proxies by mail, certain of our directors, officers and other employees, without additional compensation, may solicit proxies personally or by telephone, facsimile or email on our behalf.

Where are our principal executive offices located and what is our main telephone number?

Our principal executive offices are located at 1 North Brentwood Boulevard, 15th Floor, St. Louis, Missouri 63105. Our main telephone number is (314) 863-1100.

How can I attend the Annual Meeting?

Attendance at the Annual Meeting is limited to stockholders. Seating is limited and admission to the Annual Meeting will be on a first-come, first-served basis. Each stockholder may be asked to present valid picture identification such as a driver’s license or passport and proof of stock ownership as of the record date. You may request directions to the Annual Meeting by calling Investor Relations at (866) 873-3667.

ELECTION OF DIRECTORS
(Proposal 1)

Our business is managed under the direction of our Board of Directors. Our Bylaws provide that our Board determines the number of directors, which is currently set at ten. Our Board of Directors has designated as nominees for director eight of the ten directors presently serving on the Board. Following the Annual Meeting, the Board intends to reduce the number of directors to eight. In keeping with the Board’s policy on retirement of Directors, Wilbert G. Holliman and John R. Jordan, Jr. will not stand for re-election. Except for Ann S. Lieff, who was appointed to the Board in May 2010, and Dr. George E. Ross, who was appointed to the Board in September 2010, all of the nominees were elected to the Board at the last Annual Meeting. Each director serves a one-year term, as described below, with all directors subject to annual election.

If any director nominee is unable or unwilling to serve as a nominee at the time of the Annual Meeting, the proxy holder may vote either: (1) for a substitute nominee designated by the present Board to fill the vacancy; or (2) for the balance of the nominees, leaving a vacancy. Alternatively, the Board may choose to reduce the size of the Board, as permitted by our Bylaws. As of the date of this Proxy Statement, our Board of Directors is not aware of any nominee who is unable or will decline to serve as a director.

Nominees For Director

The nominees for director are set forth below. The Board of Directors recommends a vote “FOR” each of the nominees listed below.

Nominee	Age	Director Since

Ira D. Kaplan	52	2008
Ann S. Lieff	59	2010
Maureen A. McGuire	59	2008
Aubrey B. Patterson	68	2004
George E. Ross, Ph.D.	59	2010
Alan G. Schwartz	71	2008
Ralph P. Scozzafava	52	2007
James M. Zimmerman	67	2010

Set forth below is a brief description of the principal occupation and business experience of each of our nominees for director. Members of our Board of Directors are elected each year at our Annual Meeting of Stockholders, and serve until the next annual meeting of stockholders and until their respective successors have been elected and qualified. No director or executive officer is an adverse party or has an interest adverse to our company or any of its subsidiaries in any material pending legal proceeding.

Ira D. Kaplan has served as a director of our company since May 2008. Mr. Kaplan joined Claire’s Stores Inc. in 1987 and served as its Chief Financial Officer from 1990 to April 2008 and served as a member of the Board of Directors of Claire’s Stores until it was acquired in May 2007. In addition, while at Claire’s Stores, Mr. Kaplan was a member of the company’s Strategic Planning Committee responsible for the formulation of short and long-term strategies to drive its internal growth and its domestic and international expansion. From 1982 to 1987, Mr. Kaplan practiced at Peat Marwick (now KPMG). Through his roles and responsibilities at each of his former employers, Mr. Kaplan has gained extensive experience in corporate finance and accounting, retail store operations and strategic planning.

Ann S. Lieff has served as a director of our company since May 2010. Ms. Lieff is the founder of The Lieff Company, a business consulting firm, and has been its President since 1998. Prior to this, Ms. Lieff was President and Chief Executive Officer of Spec’s Music. Ms. Lieff also serves on the Board of Directors of Herzfeld Caribbean Basin Fund, Inc., Hastings Entertainment, Inc. and Birks & Mayors Inc., and previously served on the Board of Claire’s Stores, Inc. Ms. Lieff is qualified to serve on our Board because of her executive leadership expertise and her business skills in marketing, real estate and multi-unit retail operations. These skills and experience are the result of her serving as the President and Chief Executive Officer of a publicly-traded company and her service on other public company boards and committees.

Maureen A. McGuire has served as a director of our company since December 2008. Since July 2009, Ms. McGuire has served as the Chief Marketing Officer of Bloomberg LP. From August 2008 to June 2009, Ms. McGuire was an independent consultant. Prior to this, Ms. McGuire served as Executive Vice President and Chief Marketing Officer of Sears Holding Corporation from October 2005 to August 2008. Prior to joining Sears, Ms. McGuire spent more than thirty years at International Business Machines Corporation, most recently as Vice President, Worldwide Strategy and Marketing, IBM Systems and Technology Group. Ms. McGuire brings to our board extensive experience in sales and marketing in consumer related industries as well as a strong background in international operations, which are the result of her long and successful career in several executive leadership roles in marketing.

Aubrey B. Patterson has served as a director of our company since April 2004. Since 1990, Mr. Patterson has been Chairman and Chief Executive Officer of BancorpSouth, Inc., and prior to this, was President and Chief Operating Officer of BancorpSouth. Mr. Patterson also serves on the Board of Directors of BancorpSouth and previously on the Board of Directors of Mississippi Power Company. As Chairman and Chief Executive Officer of BancorpSouth, Inc., Mr. Patterson has extensive executive experience in leading and managing a public company, with a strong knowledge and understanding of strategic planning and public company executive compensation.

George E. Ross, Ph.D. has served as a director of our company since September 2010. Dr. Ross has been the President of Central Michigan University since March 2010. Prior to this, Dr. Ross served as President of Alcorn State University from January 2008 to February 2010 and Vice-President Finance and Administrative Services at Central Michigan University from December 2002 to January 2008. Dr. Ross has also served in various finance and administrative roles at universities across the country since he started his career over twenty-five years ago. Dr. Ross is qualified to serve on our Board because of his executive leadership skills and his extensive experience in finance, accounting and strategic planning, which were acquired through his several leadership roles in higher education and through his work experience in various finance and accounting roles.

Alan G. Schwartz has served as a director of our company since May 2008. Since 1987, Mr. Schwartz has been a Professor of Law at the Yale Law School and a Professor at the Yale School of Management, where he specializes in corporate finance and corporate governance, mergers and acquisitions, contracts and contract theory, bankruptcy and commercial transactions. Mr. Schwartz also serves on the Board of Directors of Cliffs Natural Resources Inc. Mr. Schwartz’s extensive knowledge of corporate governance matters provides Mr. Schwartz critical insights into the operation of public company boards and makes him a valuable member of our Governance and Nominating Committee.

Ralph P. Scozzafava has served as Chairman of the Board since May 2008 and as a director since June 2007. Since January 2008, Mr. Scozzafava has also served as Chief Executive Officer of our company, and from June 2007 to January 2008, he served as Vice Chairman and Chief Executive Officer — designate. Prior to joining our company, Mr. Scozzafava was employed at Wm. Wrigley Jr. Company since 2001, where he held several positions, most recently, serving as Vice President — Worldwide Commercial Operations from March 2006 to June 2007, and as Vice President & Managing Director — North America/Pacific from January 2004 to March 2006. Through these various executive leadership roles, Mr. Scozzafava has gained a strong executive background in operations and consumer goods, with extensive experience in international operations and strategic planning.

James M. Zimmerman has served as a director of our company since May 2010. Mr. Zimmerman retired from Federated Department Stores, Inc. in 2004, where he served as Chairman of the Board from February 2003 until January 2004, Chairman and Chief Executive Officer from May 1997 to February 2003, and as President and Chief Operating Officer from March 1988 to May 1997. He began his career with Federated in 1965 after graduating from Rice University in Houston. Mr. Zimmerman is a director of The Chubb Corporation and Fossil, Inc. Mr. Zimmerman brings to our Board extensive executive experience in leading a large retail company and strong skills in corporate finance and accounting, international operations, strategic planning and public company executive compensation.

Corporate Governance

Board of Directors

The Board of Directors oversees, counsels, and directs management in the long-term interests of the company and our stockholders. Directors are expected to devote sufficient time to carrying out their duties and responsibilities effectively.

Our Board of Directors currently consists of ten directors. Ralph P. Scozzafava, our Chief Executive Officer, serves as Chairman of the Board. Under our Bylaws, the Chairman presides over all meetings of the stockholders and the Board when he is present. In addition, the Board has an independent director, currently Aubrey B. Patterson, designated as the Lead Director.

Our Board of Directors and its Committees meet throughout the year on a set schedule, hold special meetings, and act by written consent from time to time as appropriate. The Board holds regularly scheduled sessions for non-management directors to meet without management present, and the Board’s Lead Director leads those sessions. The Board of Directors met ten times during 2010, four of which were regularly scheduled meetings. In 2010, the non-management directors met four times in executive session and the independent directors met in executive session one time. All directors attended at least 75% of the meetings of the Board of Directors and the meetings of the Committees on which they served held during the period that they served on the Board of Directors or such Committees. In furtherance of the Board’s role, directors are expected to attend all meetings of stockholders. All of the directors who were elected to the Board at the 2010 Annual Meeting of Stockholders were in attendance.

Committees and Charters

The Board delegates various responsibilities and authority to different Committees of the Board. Committees regularly report on their activities and actions to the full Board. Our Board of Directors has established three standing Committees — the Audit Committee, the Governance and Nominating Committee and the Human Resources Committee. Each of the Committees has a written charter approved by our Board, and each Committee conducts an annual evaluation of the Committee’s performance. We post each Committee charter on our web site at www.furniturebrands.com. The following table identifies the current Committee members.

Governance and
Name	Audit	Nominating	Human Resources

John R. Jordan, Jr.	Chair	✓
Ira D. Kaplan	✓
Ann S. Lieff	✓
Maureen A. McGuire		✓	✓
Aubrey B. Patterson		Chair	✓
George E. Ross, Ph.D.	✓
Alan G. Schwartz		✓
James M. Zimmerman			Chair
Number of Committee Meetings Held in 2010	5	4	5

Audit Committee.  Our Audit Committee assists the Board in its general oversight of our financial reporting, internal controls, and audit functions, and is responsible for the appointment, retention, compensation, and oversight of the work of our independent registered public accounting firm. The Board has determined that Messrs. Jordan and Kaplan each qualify as an “Audit Committee Financial Expert” in accordance with the rules issued by the SEC. The responsibilities and activities of our Audit Committee are described in detail in the Committee’s report in this Proxy Statement and the Audit Committee’s charter.

Governance and Nominating Committee.  Our Governance and Nominating Committee is responsible for identifying and evaluating director nominees for the Board and the development and review of our Corporate Governance Guidelines. The Committee also oversees the annual self-evaluations of the Board and its Committees and makes recommendations to the Board concerning the structure and membership of the Board Committees. In addition, the Governance and Nominating Committee recommends the compensation for non-employee directors and pursuant to its charter, has the authority to retain consultants to assist in the Committee’s evaluation of director compensation. The responsibilities and activities of our Governance and Nominating Committee are described in detail in the Committee’s charter.

Human Resources Committee.  Our Human Resources Committee has authority for reviewing and determining salaries, performance-based incentives, and other matters related to the compensation of our executive officers; administering our equity incentive plans, including reviewing and granting stock options and other equity awards to our executive officers; as well as responsibility for succession planning for executive officers, including our chief executive officer. Our Human Resources Committee also reviews and determines various other compensation policies and matters, including matters related to broad-based employee incentive and benefit plans.

Under its charter, the Human Resources Committee may also form, and delegate authority to, subcommittees, as appropriate. Pursuant to such authority, the Human Resources Committee has delegated the authority to our Chief Executive Officer to grant equity awards for hiring incentive grants and promotions for any employees that are not executive officers. The purpose of this delegation of authority is to enhance the flexibility of equity administration within the company and to facilitate the timely grant of equity awards to new or recently promoted employees that are not executive officers. The Chief Executive Officer’s authority is limited to granting no more than 100,000 shares of common stock per calendar year, and all grants made pursuant to this delegated authority are reported to the Committee at its next regularly scheduled meeting.

Additional information on the Human Resources Committee’s processes and procedures for consideration of executive compensation are addressed in the Compensation Discussion and Analysis in this Proxy Statement.

Compensation Consultants

Our Human Resources Committee has the authority to retain compensation consultants to assist in the Committee’s evaluation of executive compensation, including the authority to approve the consultant’s fees and other retention terms. During the first half of 2010, our Human Resources Committee engaged an outside independent executive compensation consultant, Towers Watson & Company (“Towers Watson”), to advise and counsel the Committee. In June 2010, in response to best practices, the Committee replaced Towers Watson as the Committee’s executive compensation consultant with Frederic W. Cook & Co., Inc. (“F.W. Cook”). F.W. Cook reports directly to the Human Resources Committee and has not, and will not, perform any other service for the company other than matters for which the Human Resources Committee or another Board committee is responsible.

During 2010, our Human Resources Committee utilized Towers Watson to assist with amending the terms of our Chief Executive Officer’s employment agreement, our executive severance plan and executive change in control agreements and to assist with the design of the company’s 2010 cash and equity incentive plans. At the request of the Committee, F.W. Cook performed the following assignments for the Committee in 2010:

•	performed a review of our past and current compensation practices against best practices and provided recommended changes;

•	assisted with the identification of a new peer group of companies to benchmark executive compensation for 2011;

•	provided information regarding market executive compensation, practices and trends, and assisted the Committee in the review and evaluation of such information; and

•	based on market information, advised the Committee on the company’s 2011 executive compensation, including the design of the company’s 2011 cash and equity incentive plans.

In addition, our Governance and Nominating Committee retained F.W. Cook to assist with a review of non-employee director compensation in 2010. In performing all of these services, both Towers Watson and F.W. Cook worked with our Senior Vice President- Human Resources and supporting personnel to obtain background information and related support in preparing its reports for the Committees.

In addition to the services listed above, Towers Watson has also been retained by management to provide pension plan actuarial services and benefits consulting to management. In 2010, the company paid approximately $74,093 to Towers Watson in connection with the services it rendered to the Committee and approximately $371,472 in connection with the pension plan actuarial services and benefits consulting services rendered to management.

The Committee did not review or approve the other services provided by Towers Watson to management, as those services were approved by management in the normal course of business. Based on policies and procedures implemented by the Committee and by Towers Watson to ensure the objectivity of Towers Watson’s individual executive compensation consultant, the Committee believes that the consulting advice it received from Towers Watson was objective and not influenced by Towers Watson’s other relationships with the company.

Board Oversight of Risk

Our Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. As part of this oversight process, our Board has delegated to the Audit Committee the primary responsibility of performing an annual enterprise risk assessment and reporting the results of the assessment back to the Board. The annual risk assessment is a company-wide initiative that involves the Board, members of the Audit Committee, and management in an integrated effort to identify, assess and manage risks that may affect our company’s ability to execute on its corporate strategy and fulfill its business objectives. The assessment includes identification, prioritization and assessment of a broad range of risks including financial, operational, business, governance and managerial risks, and the formulation of plans to mitigate their effects. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the full Board in setting our business strategy is a key part of its determination of what constitutes an appropriate level of risk for our company.

In addition, the Board has delegated to the Human Resources Committee the responsibility of annually reviewing the company’s compensation program, including the executive compensation program, to confirm that it does not encourage a level of risk-taking behavior that is inconsistent with our business strategy, and the Committee has concluded that our compensation program does not. The majority of executive compensation is performance-based and tied to increases in stock price or the achievement of financial performance metrics to ensure that executives our focused on the creation of long-term stockholder value. In addition, the Committee may exercise discretion to reduce (and not increase) cash incentive payments. With respect to our compensation program for employees generally, bonus opportunities are capped and the Committee has the discretion to reduce these payments. In addition, long-term incentive compensation for employees is delivered in the form of equity awards, primarily stock options, which encourages the creation of long-term stockholder value. Furthermore, we have adopted policies to mitigate compensation-related risk including a recoupment policy applicable to all employee incentive compensation and executive stock ownership guidelines.

Board Leadership Structure

Our Board of Directors has combined the role of Chief Executive Officer and Chairman of the Board and has designated an independent director as Lead Director. The Board has combined the Chief Executive Officer and Chairman role because it feels it is important for a single executive to be responsible for and to guide our company’s strategic direction particularly given the company’s turnaround situation. Combining these roles also makes it clear that the person serving in these roles has primary responsibility for managing the company’s business, subject to the oversight and review of the Board. In addition, the Board believes that the designation of an independent director as Lead Director ensures that strong, independent directors continue to effectively oversee our management and provide vigorous oversight of key issues relating to strategy, risk and integrity without the need to split the roles of Chief Executive Officer and Chairman. As described in our Corporate Governance Guidelines, the Lead Director has the responsibility for: (i) acting as a liaison between the Board and the Chief Executive Officer; (ii) assisting the Chairman of the Board in setting the Board agenda; (iii) acting as chair at executive sessions held outside the presence of the management directors, the Chief Executive Officer, and other company personnel; (iv) communicating Board member feedback to the Chief Executive Officer; and (v) performing other responsibilities that the independent directors as a whole may designate from time to time. We believe that this structure recognizes the importance of one person leading our company and the Board, but also that an independent Lead Director with substantial authority helps ensure effective oversight by an independent board.

Board Membership Criteria

Our Governance and Nominating Committee works with the Board on a regular basis to determine the appropriate skills and characteristics for the Board as a whole and for its individual members. The Committee also regularly assesses the appropriate size of the Board, whether there are any specific Board needs and whether any vacancies on the Board of Directors are expected. In the event that vacancies are anticipated, or otherwise arise, our Governance and Nominating Committee will consider various potential candidates for director. In identifying director nominees, the Governance and Nominating Committee solicits recommendations for possible candidates from a number of sources including members of the Board of Directors and executive officers. In addition, the Governance and Nominating Committee may from time to time use its authority under its charter to retain at our expense one or more search firms to identify candidates. If the Governance and Nominating Committee retains a search firm, the firm may be asked to identify possible candidates who meet the desired qualifications expressed by our Governance and Nominating Committee and in our Corporate Governance Guidelines and may be asked to interview and screen such candidates.

Our Governance and Nominating Committee evaluates director candidates based on a number of qualifications, including their independence, integrity, leadership ability, and expertise in the industry. The Committee also considers the diversity of a candidate’s background and experience when evaluating a nominee, as well as the diversity of a candidate’s perspectives, which may result from diversity in age, gender, ethnicity or national origin. While the Committee considers diversity in its evaluation process, the Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees as this is only one factor that the Committee considers in its process. The Committee believes that it is important to evaluate director candidates based on an assessment of the qualifications and experiences required of Board members in the context of the needs of the Board at a given point in time considering all of these factors in the aggregate rather than an evaluation of any one particular factor.

Based on the recommendation of our Governance and Nominating Committee, the Board of Directors appointed Ms. Ann S. Lieff to the Board of Directors on May 14, 2010 and Dr. George E. Ross to the Board of Directors on September 8, 2010. Ms. Lieff was identified by Ira D. Kaplan, an independent Board member, and Dr. Ross was identified by Aubrey B. Patterson, our Lead Director. Ms. Lieff has extensive experience in marketing and retail operations and Dr. Ross has extensive experience and knowledge in finance and accounting.

Director Nominees Recommended by Stockholders

Our Governance and Nominating Committee has a policy of considering director candidates recommended by stockholders provided that a stockholder submission of a nominee for director is received by our Corporate Secretary not less than 90 days and no earlier than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided however, in the event that the date of the meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of the meeting is first made. The submission must include biographical information including, but not limited to, the proposed candidate’s name, age, business address, residence address, principal occupation or employment for the previous five years and the number of shares of our common stock owned beneficially or of record. Stockholders who wish to recommend candidates for the Board should send such recommendations to our Corporate Secretary at 1 North Brentwood Boulevard, 15th Floor, St. Louis, Missouri 63105. Candidates recommended by stockholders that comply with these procedures will receive the same consideration that candidates recommended by directors and management receive. The Governance and Nominating Committee has full discretion in considering nominations to the Board.

Director Independence

Our Board of Directors has affirmatively determined that all of our current directors other than Ralph P. Scozzafava and Wilbert G. Holliman are “independent” under the listing standards of the New York Stock Exchange. Therefore, the majority of our directors, as well as all of the members of each of the Board’s three standing committees, are independent as defined under the rules of the New York Stock Exchange, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act. In order to assist the Board in making this determination, the Board has adopted standards of independence, substantially similar to the New York Stock Exchange requirements, as part of our Corporate Governance Guidelines. Our Corporate Governance Guidelines and our independence standards can be found on our website at www.furniturebrands.com.

Corporate Governance Guidelines and Code of Conduct

Our Board of Directors has developed corporate governance practices to help it fulfill its responsibilities to stockholders in providing general direction and oversight of management of our company. These practices are set forth in our Corporate Governance Guidelines. We also have a Code of Conduct applicable to all of our employees, officers and directors, including the Chief Executive Officer, the Chief Financial Officer and other senior financial officers. These documents, as well as any waiver of a provision of the Code of Conduct granted to any senior officer or director or material amendment to the Code of Conduct, if any, may be found on our website at www.furniturebrands.com.

Communications with Board of Directors

The Board of Directors provides a process for interested parties, including stockholders, to send communications to the Board as a whole, the non-management directors as a group or to any of the directors individually. Interested parties may send written communications c/o Chair of the Governance and Nominating Committee, Furniture Brands International, Inc., 1 North Brentwood Boulevard, 15th Floor, St. Louis, Missouri 63105. We will forward all appropriate correspondence to the Chair of the Governance and Nominating Committee. We will not forward sales or marketing materials or correspondence not clearly identified as stockholder correspondence, and we will not forward any communication determined in good faith to be frivolous, irrelevant, offensive, outside the scope of Board matters, or duplicative of other communications previously forwarded to the Board.

Director Compensation

The Board determines the form and amount of director compensation after its review of recommendations made by the Governance and Nominating Committee. Non-employee members of our Board of Directors receive a mix of cash and equity-based compensation. We do not pay management directors for Board service in addition to their regular employee compensation. In 2010, non-employee director compensation consists of the following elements:

•	annual cash retainer of $45,000

•	Audit Committee chair annual fee of $25,000

•	Governance and Nominating Committee chair annual fee of $10,000

•	Human Resources Committee chair annual fee of $15,000

•	Lead Director annual fee of $15,000

•	annual restricted stock award grant with a market value of $75,000 on the date of the grant which vests on the first anniversary of the grant date

•	one-time initial restricted stock award grant for newly elected non-employee directors with a market value of $50,000 on the date of the grant which vests equally over five years

We also reimburse our directors for their reasonable expenses in connection with attending board meetings and pay the premiums on a $100,000 term life insurance policy pursuant to our company’s group term life program.

In addition, in 2009, each non-employee director elected by stockholders to serve on the Board at the 2009 Annual Meeting was entitled to receive a cash payment of $48,375 if the director remained in service through the date of the 2010 Annual Meeting. Due to a decline in our stock price and limitations under the company’s 2008 Incentive Plan, the Board was unable to award an annual grant of restricted stock with a market value of $75,000 in 2009, and in lieu of this grant, the Board approved a one-time reduction in the value of the award to $60,000 and changed the form of the award to a grant of 5,000 shares of restricted stock with a market value of $11,625 and the right to receive a cash payment of $48,375 if the director remained in service through the date of the 2010 Annual Meeting

The following table provides director compensation information for 2010 for each non-employee member of our Board of Directors.

	Fees
	Earned
	or Paid in	Stock	Option	All Other
Name	Cash(1)	Awards(2)	Awards	Compensation(3)	Total

Wilbert G. Holliman	$93,375	$75,007	—	—	$168,382
John R. Jordan, Jr.	118,375	75,007	—	—	193,382
Ira D. Kaplan	93,375	75,007	—	$470	168,852
Ann S. Lieff(4)	28,427	125,003	—	314	153,744
Maureen A. McGuire	93,375	75,007	—	470	168,852
Aubrey B. Patterson	118,375	75,007	—	470	193,852
George E. Ross, Ph.D.(4)	14,125	125,005	—	157	139,287
Alan G. Schwartz	93,375	75,007	—	118	168,500
James M. Zimmerman(4)	39,194	125,012	—	314	164,519

(1)	For 2010, each of our non-employee directors was entitled to receive a $45,000 annual retainer; our Lead Director, Mr. Patterson, was entitled to receive a $15,000 annual fee, and each Board committee chair received the following annual fees: $25,000 to the Audit Committee chair, $15,000 to the Human Resources Committee chair and $10,000 to the Governance and Nominating Committee chair. All cash fees are pro-rated for the amount of time the director held such position. In addition, each non-employee director elected to serve on the Board at the 2009 Annual Meeting received a cash payment of $48,375 if the director remained in service through the date of the 2010 Annual Meeting.
(2)	This column represents the aggregate grant date fair value of restricted stock awards granted in 2010 in accordance with FASB ASC Topic 718. In 2010, the company granted restricted stock awards to all of the non-employee directors with grant date fair values as follows: Messrs. Holliman, Jordan, Kaplan, Patterson and Schwartz and Ms. McGuire each received 9,423 restricted stock awards (fair value of $75,007); Ms. Lieff received 20,392 restricted stock awards (fair value of $125,003); Dr. Ross received 24,559 restricted stock awards (fair value of $125,005); and Mr. Zimmerman received 15,705 restricted stock awards (fair value of $125,012). No restricted stock units or stock options were granted to any of the directors in 2010. The directors held restricted stock awards, restricted stock units and options as of December 31, 2010, as follows: Mr. Holliman, 12,756 restricted stock awards, 5,157 restricted stock units and 178,000 stock options; Mr. Jordan, 12,756 restricted stock awards and 21,087 restricted stock units; Mr. Kaplan, 15,620 restricted stock awards and 5,157 restricted stock units; Ms. Lieff, 20,392 restricted stock awards; Ms. McGuire, 23,776 restricted stock awards; Mr. Patterson, 12,756 restricted stock awards and 19,085 restricted stock units; Dr. Ross, 24,559 restricted stock awards; Mr. Schwartz, 15,620 restricted stock awards and 5,157 restricted stock units; and Mr. Zimmerman, 15,705 restricted stock awards.
(3)	This column represents company paid life insurance premiums.
(4)	Ms. Lieff and Mr. Zimmerman were elected to the Board of Directors in May 2010, and Dr. Ross was elected to the Board of Directors in September 2010.

Director Stock Ownership Guidelines

Our Board of Directors has established stock ownership guidelines for non-employee directors which have been in place for several years. Under these guidelines, within four years of joining the Board, the director must own at least 10,000 shares of our common stock and unvested equity grants counted towards satisfying the requirement. As of December 31, 2010, each director had either satisfied these ownership guidelines or would satisfy these obligations by the end of 2011.

After a review of these stock ownership guidelines in February 2011, the Board of Directors revised the guidelines to require that each non-employee director own shares of our common stock with a market price equal to three times their annual cash retainer. Shares held directly by directors and vested shares of equity subject to deferred compensation count towards satisfying the requirement. Directors are required to hold 50% of the shares of common stock received from the company through equity compensation grants until they have attained the applicable level of stock ownership.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our financial statements and our internal controls. The Audit Committee, in its oversight role, has reviewed and discussed our audited financials for the year ended December 31, 2010, with our management. The Audit Committee has discussed with our internal auditors and KPMG LLP, our independent registered public accounting firm during fiscal year 2010, separately and together, the matters required to be discussed by the statement on Auditing Standards No. 61 (AICPA, Professional Standards, Vol. 1. AU section 380) as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T, as may be modified or supplemented. The Audit Committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence and has discussed with KPMG LLP its independence. Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Submitted by the Audit Committee,
John R. Jordan, Jr. (Chairman)
Ira D. Kaplan
Ann S. Lieff
George E. Ross, Ph.D.

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 2)

The Audit Committee of the Board of Directors has appointed the firm of KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2011, subject to ratification of this appointment by our stockholders. KPMG LLP audited our financial statements and the effectiveness of our internal control over financial reporting as of, and for the years ended, December 31, 2010 and 2009. KPMG LLP has advised us that neither it nor any of its members has any direct or material indirect financial interest in our company.

For the fiscal years ended December 31, 2010 and 2009, we paid (or will pay) the following fees to KPMG LLP for services rendered during the year or for the audit in respect of those years:

	Year Ended December 31
($ in thousands)	2010	2009

Audit Fees(1)	$1,407	$1,484
Audit-Related Fees(2)	22	—

Total Audit and Audit-Related Fees	1,429	1,484
Tax Fees(3)	47	43
All Other Fees	—	—

Total Fees	$1,476	$1,527

(1)	Audit fees represent fees for professional services rendered in connection with the engagement to audit the annual consolidated financial statements, including the audit of our internal controls over financial reporting, review of our quarterly consolidated financial statements, and to perform statutory audits required for certain subsidiaries.
(2)	Audit-related fees consisted primarily of fees related to the filing of registration statements.
(3)	Includes fees for tax consulting services and tax compliance services.

The Audit Committee pre-approves all audit, audit-related and non-audit services provided by KPMG LLP. The Chairman of the Audit Committee has also been delegated the authority to pre-approve services to KPMG LLP. All of the services in 2010 in the table above were pre-approved by the Audit Committee or the Chairman of the Audit Committee. One or more representatives of KPMG will be present at the Annual Meeting of Stockholders, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” ratification of the appointment of KPMG LLP for the fiscal year ending December 31, 2011.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an explanation of our company’s executive compensation program as it relates to our named executive officers whose compensation information is presented in the tables following this discussion. This Compensation Discussion and Analysis has been organized into five sections:

•	Executive Summary. This section provides a brief overview of the executive compensation program and the decisions that were made in 2010 and early 2011 and the reasons why such decisions were made.
•	Overview of Executive Compensation. This section provides a broad overview of the executive compensation program and its components.
•	Setting Executive Compensation. This section details the roles and responsibilities of the parties involved in the decision-making processes and how we use benchmarking in the decision-making process.
•	Individual Components of Our Executive Compensation Program. This section provides a detailed review of the components of our executive compensation program, including what compensation programs are offered and how they work and a description of each named executive officer’s compensation.
•	Additional Information on our Executive Compensation Program. This section provides general information on executive compensation including a description of termination based compensation, benefits and perquisites, our policy on derivative trading, our incentive compensation Recoupment Policy and our stock ownership guidelines.

I.	Executive Summary

The ultimate objective of our executive compensation program is to retain, attract and motivate leaders who create long-term value for our stockholders. We approach this objective through three key components: base salary, short-term (annual) cash incentive and a long-term cash or equity incentive. Over the past few years, we have made several substantive changes to our executive compensation program (including changing the design of the incentive components of our program) to ensure we achieve this objective and reward executives for sustained long-term financial and operating performance, align the executives’ long-term interests with those of our stockholders and motivate executives to remain with our company for the long-term. The decisions to make these changes to our compensation program were the result of a number of factors, including our company’s financial and operational results, the Human Resources Committee’s desire to continue to adopt certain best practices in executive compensation, and the need to retain and motivate our executives during the recent economic downturn.

Several significant steps have been taken over the past three years to improve our company’s financial and operational performance and to reduce costs and increase sales, including consolidating and reconfiguring manufacturing facilities and processes to eliminate waste and improve efficiency, exiting unprofitable retail locations, and offering consumer-tested products to differentiate us from our competition and help predict end-market acceptance. During this same time period, our company’s sales have declined primarily due to a number of ongoing factors that have negatively impacted consumers’ discretionary spending on furniture, including decreased home values, prolonged foreclosure activity, continued high levels of unemployment and reduced access to consumer credit. Despite this decrease in sales, over the past two years the company through its various initiatives has been able to reduce its long-term debt by $113 million, increase its gross margin by

32.2%, and reduce its selling, general, and administrative expenses by $204.3 million since 2008, all while significantly decreasing the company’s net loss as illustrated in the table below (dollars in millions):

		% Change		% Change
	2010	v. 2009	2009	v. 2008	2008

Loss from continuing operations before income tax benefit	$(47.9)	72.9%	$(176.5)	57.9%	$(419.0)
Net loss from continuing operations	(39.0)	64.1%	$(108.7)	73.9%	$(415.8)
Gross Margin	23.8%	26.6%	18.8%	4.4%	18.0%
Selling, general, and administrative expenses	$320.2	(11.9)%	$363.6	(30.7)%	$524.5
Long-term debt	$77.0	(18.9)%	$95.0	(50.0)%	$190.0

We believe our executive compensation program has been instrumental in helping the company realize improvements in its financial and operational results despite the decline in company sales and that these improvements in these fundamental financial measures will contribute to increased stockholder value in the future. As a result, and in keeping with our pay for performance philosophy, these financial and operational results have had and continue to have a direct impact on many of our Human Resources Committee’s compensation decisions.

The following describes the major changes we have made in recent years to our overall executive compensation program and the compensation decisions made by the Human Resources Committee in 2010 and early 2011:

Overall Executive Compensation Program.  We took several actions in recent years to change our overall executive compensation program to better align the interests of our executives with those of our stockholders by adopting certain best practices in executive compensation. Prior to 2010, we had adopted the following practices which continued throughout 2010 and into 2011:

•	Double-trigger change in control agreements.
•	Prohibition on trading in derivative securities and short sales.

In 2010 and 2011, our Human Resources Committee continued its objective of aligning the long-term interests of our executives with those of our stockholders by taking the following actions:

•	Amended the severance agreements with executives to:

•	eliminate tax gross-ups on health, vision and dental benefits;
•	reduce the severance multiple for the Chief Executive Officer from 3 times base salary plus the average annual bonus paid over the three years prior to termination to 2 times base salary plus the target bonus for the year of termination; and reduce the severance multiple for the other named executive officers from 1.5 times base salary plus the average annual bonus paid over the three years prior to termination to 1 times base salary plus the target bonus for the year of termination (unless the executive was terminated in connection with the sale of a business unit and the severance multiple remained at 1.5 times base salary); and
•	increase the non-compete period for the Chief Executive Officer following termination from 1 year to 2 years and for all other named executive officers from 1 year to 18 months if the employee was terminated in connection with the sale of a business unit.

•	Amended the change in control provisions applicable to all executives to phase-out all excise tax gross-ups on change in control benefits by December 31, 2011.
•	Retained a new independent compensation consultant that has not, and will not, perform any other service for the company other than matters for which the Human Resources Committee or another Board committee is responsible.
•	Approved a recoupment policy applicable to all executives that allows the Human Resources Committee to require repayment of cash and equity incentive awards under certain circumstances if our company restates its financial statements.

•	Approved new stock ownership guidelines which require the Chief Executive Officer to own shares of our common stock equal to three times his base salary and all other executives to own shares equal to either two or one times the executive’s base salary depending on their role.

2010 Compensation Decisions.  Due to the economic and market conditions that were impacting our sales, the suspension of annual merit increases to base salaries for executive officers that began in 2009 continued in 2010 and no adjustments were made to the value of executive target short-term incentive or long term incentive compensation. In addition to freezing salaries and adjustments to incentive compensation, the Human Resources Committee established the 2010 Short-Term Incentive Plan and resumed granting long-term incentive awards to executives in 2010 following a year long suspension of making such awards. By establishing these performance-based incentive plans, 80% of our Chief Executive Officer’s total 2010 target compensation was at-risk and 60 to 66% of total target compensation for all other named executive officers in 2010 was at-risk. The terms of these awards are summarized below:

•	2010 Short-Term Incentive Plan. The Human Resources Committee established the 2010 Short-Term Incentive Plan with the objective of rewarding executives for the achievement of annual net earnings and net sales goals, which is similar to prior short-term incentive plans. Under the 2010 plan, no payments would be made unless the target corporate net earnings goal was achieved. Since the target corporate net earnings goal for 2010 was not met, the pool was not funded for executives and executives did not receive any payments under the 2010 plan.
•	2010 Long-Term Incentive Awards. The long-term incentive awards were redesigned in 2010 to include a mix of cash and equity. Executives received 25% of their targeted long-term incentive compensation in the form of stock options that vest equally over three years and 75% of their targeted long-term incentive compensation under the company’s 2010-2012 Performance Share Plan. In line with the company’s pay for performance philosophy, the 2010-2012 Performance Share Plan provides for a payout of a combination of performance shares and cash if the company achieves certain three year return on invested capital targets. The required return on invested capital targets coupled with the long-term nature of these awards are expected to motivate our executives to increase long-term organizational value and to ensure the alignment of executive compensation with increased stockholder value as well as to help with retention.

2011 Compensation Decisions.  In early 2011, the Human Resources Committee completed its annual review of executive compensation. Following this review, the full value of each executive’s target long-term incentive compensation was reduced 18% to bring target total compensation for each executive closer to the median of the company’s new peer group and no adjustments were made to the value of executive target short-term incentive compensation. The Human Resources Committee also redesigned the 2011 short-term and long-term incentive awards as follows:

•	2011 Short-Term Incentive Plan. The terms of the 2011 Short-Term Incentive Plan are similar to the terms of the company’s previous short-term incentive plans with the goals again being net earnings and net sales. The company’s short-term incentive plans have not paid out in four years however, and due to retention concerns arising from the continued non-payment of the short-term incentive and in order to balance these retention concerns with the company’s pay for performance philosophy, the 2011 short-term incentive plan was redesigned to include:

•	a 25% individual performance component which gives the Human Resources Committee the flexibility to recognize that an executive’s performance may not always be linked directly to the company’s achievement of net earnings and net sales goals and that the achievement of other objectives such as productivity and cost control may also need to be rewarded; and
•	a threshold level of net earnings, which is in addition to the target and maximum net earnings levels in the prior short-term incentive plans. This addition of a threshold level of net earnings allows for a minimum payout of 25% of the short-term incentive if threshold net earnings is achieved rather than requiring target net earnings be achieved prior to any payout of an award. By including this threshold goal in the plan, the plan is more in line with market practices and gives the Human Resources Committee the ability to reward employees for achieving goals close to target.

•	2011 Long-Term Incentive Awards. The mix of long-term cash and equity was changed in 2011 and each executive received their target 2011 long-term incentive compensation in the following form:

•	40% of the value was received in stock options which vests equally over three years;
•	40% of the value will be paid out to executives in cash if the company achieves certain three year return on invested capital targets; and
•	20% of the value was received in restricted stock which vests on the third anniversary of the grant date.
The reason for increasing the stock options and adding time-based restricted stock was to alleviate retention concerns associated with the reduction in the value of executive long-term incentive compensation by giving executives some value even if the performance measures are not attained or if the stock price declines over the three-year period. In addition, the Human Resources Committee designed the awards to ensure that the majority of each executive’s total target compensation would continue to be at-risk in 2011, and the Committee also considered the impact on stockholder dilution when redesigning the award and the Committee chose restricted stock due to the lower impact on stockholder dilution.

II.	Overview of our Executive Compensation Program

Our Board of Directors delegates to the Human Resources Committee responsibility for establishing compensation policies and programs for our executive officers, including our named executive officers. The Committee’s objectives for compensation programs for our executive officers are to:

•	Attract and motivate highly capable and performance-focused executives;
•	Pay for performance such that total compensation reflects our performance;
•	Link executive earnings directly to both our short- and long-term financial results and stockholder returns;
•	Promote a culture of executive owners who share a common financial interest with our stockholders; and
•	Efficiently manage the potential dilution, cash flow, tax and reported earnings implications of executive compensation consistent with the other objectives of the program.

We approach these objectives through three key components that the Human Resources Committee reviews annually:

•	a base salary component;
•	a short-term (annual) cash incentive payable upon the achievement of corporate financial performance objectives; and
•	a long-term incentive component that provides cash or equity awards payable upon the achievement of two-year or more corporate financial results and periodic annual grants of long-term equity compensation, in the form of stock options, restricted stock awards, and performance-based shares.

Executives also receive severance and change in control benefits, as well as retirement, and health and welfare benefits under our U.S. broad-based plans.

III.  Setting Executive Compensation

Role of Human Resources Committee and Executives Officers

The Human Resources Committee’s primary duties and responsibilities are to establish and implement our compensation policies and programs for all employees, including our executive officers. The Human Resources Committee’s charter, which can be found on our website at www.furniturebrands.com, lists the specific responsibilities of the Committee.

Under its charter, the Human Resources Committee reviews and specifically approves all compensation decisions for all executive officers, other than our Chief Executive Officer. The compensation of our Chief Executive Officer is set by the full Board of Directors, excluding our Chief Executive Officer, based on the Human Resources Committee’s review and recommendation. In performing its duties, the Committee relies on Mr. Scozzafava, our Chief Executive Officer, and Ms. Sweetman, our Senior Vice President — Human Resources, to provide information regarding the executive officers, the executive officers’ roles and responsibilities, and the general performance of our company, the executive officers and the various business units that they manage. Mr. Scozzafava and Ms. Sweetman take directions from and bring suggestions to the Human Resources Committee. Mr. Scozzafava also makes compensation recommendations for the other named executive officers and those executives reporting directly to him, and the Human Resources Committee solicits the views of Mr. Scozzafava on compensation matters, especially as they relate to the compensation of the other named executive officers and those executives reporting directly to him.

Role of Compensation Consultants

The Human Resources Committee has engaged an outside independent executive compensation consultant to advise and counsel the Committee with respect to all aspects of executive compensation, including executive compensation philosophy, peer group design, and cash and equity incentive plan design. In June 2010, in response to best practices, the Committee replaced Towers Watson & Company (“Towers Watson”) as the Committee’s executive compensation consultant with Frederic W. Cook & Co., Inc. (“F.W. Cook”). F.W. Cook reports directly to the Human Resources Committee and has not, and will not, perform any other service for the company other than matters for which the Human Resources Committee or other Board committee is responsible. Towers Watson & Company advised the Human Resources Committee on the design of the company’s 2010 cash and equity incentive plans, and F.W. Cook advised the Committee on the design of the company’s 2011 cash and equity incentive plans.

Benchmarking and Peer Groups

The Committee annually reviews market compensation levels for executive officers to ensure that pay opportunities being delivered to our executive officers are competitive with the labor markets in which we compete for talent. The Committee’s review includes an evaluation of base salary, target annual incentive opportunities, target long-term incentive opportunities and total annual compensation for each of the executive officer positions relative to similar positions in the market.

With the assistance of its former compensation consultant, the Committee identified a peer group of companies in late 2009 for evaluating the compensation for our executive officers in 2010. In creating the peer group, the Committee chose companies that resembled our company in various respects at that time, including companies that were in the retail or consumer durables industries with similar revenues and market capitalization and companies that were multi-brand retailers with cyclical businesses and operations involving both manufacturing and sourcing.

The peer group used to evaluate pay practices in 2010 consisted of the following companies:

Aaron’s Inc.	Herman Miller Inc.	Steelcase Inc.
Big 5 Sporting Goods Corp.	J Crew Group Inc.	Tempur-Pedic International Inc.
Brown Shoe Co.	JAKKS Pacific Inc.	Tiffany & Co.
Cabela’s Inc.	Jo-Ann Stores Inc.	Warnaco Group Inc.
Callaway Golf Co.	Jones Apparel Group, Inc.	Williams-Sonoma Inc.
Carter’s Inc.	La-Z-Boy Inc.	Wolverine World Wide Inc.
Children’s Place Retail Stores Inc.	Phillips-Van Huesen Corp.	Zales Corp.
Ethan Allen Interiors Inc.	Polaris Industries, Inc.
Fossil Inc.	Sealy Corp.

As part of its duties, the Committee conducts an annual review of this peer group. In November 2010, with the assistance of F.W. Cook, the Committee approved a new peer group of companies to benchmark executive compensation for 2011. In selecting the new peer group, the Committee assessed the company’s current revenues, market capitalization, and other qualitative factors such as business mix. In particular, the Committee reviewed the size of the former peer group and the diverse group of businesses which comprised the former peer group, and the Committee determined that a smaller group of companies focused primarily on furniture manufacturing and retailing would more accurately reflect the market in which we compete. Based on this review, the Committee selected the following companies as our peer group of companies for 2011 (those noted with an * were in the previous peer group):

Aaron’s Inc.*	La-Z-Boy Inc.*
American Woodmark	Pier 1 Imports
Armstrong World Industries	Sealy Corp.*
Basset Furniture Industries	Steelcase Inc.*
Ethan Allen Interiors Inc.*	Tempur-Pedic International Inc.*
Herman Miller Inc.*	Williams-Sonoma Inc.*
Interface

Methodology

The Committee’s independent compensation consultant summarizes and provides the Committee with the market data from our peer group and compensation data compiled from executive compensation surveys. The Committee uses this historical data to compare the compensation of our executive officers to our peer group, targeting the 50th percentile for total compensation. While the Committee targets compensation at the 50th percentile, this review is only one factor considered by the Committee in determining each individual named executive officer’s actual compensation. The actual target total compensation for each individual executive may be higher or lower than the targeted market position based on individual skills, experience, contribution, performance, internal equity, or other factors including specific needs of the company that the Committee may take into account that are relevant to a particular individual executive. In addition, actual target total compensation may be higher or lower than market due to recent changes to our peer group caused by decreases in the company’s revenue size and market capitalization in recent years.

IV.	Individual Components of Our Executive Compensation Program

Base Salary

The base salary of an executive takes into account the executive’s performance, responsibilities and experience. Base salaries are the foundation for executive compensation, since the value of other elements such as short-term (annual) incentives and long-term incentives are determined as a percent of base salary. The base salary for an executive officer is benchmarked at the 50th percentile of our peer group. In administering executive salaries, the Human Resources Committee does not consider a base salary within 10% of the target amount as deviating materially from the target salary and regards any salary within that range as being competitive with comparable positions within our peer group.

Short-Term Incentives

Our short-term (annual) incentive program is meant to reward executives for achievement of corporate financial performance goals relating to a specific fiscal year. When establishing the performance goals, the Human Resources Committee reviews and discusses with both executives and the full Board of Directors our business plan and its key underlying assumptions and then establishes the performance goals for the year. The Human Resources Committee believes that the annual incentive program is an important component of executive compensation because it rewards the named executive officer for achieving the company’s annual performance goals. The value of the short-term incentive paid to each executive is based upon percentage incentive targets established by the Human Resources Committee.

All named executive officers are eligible for annual performance-based cash incentives in amounts ranging from 50% to 100% of their base salaries. As part of the Human Resources Committee’s annual review of executive compensation, the Human Resources Committee also reviews the percentage incentive target for each executive. The short-term incentive is targeted at the 50th percentile range of our peer group, and the

Committee may adjust an executive’s percentage target in order to bring an executive’s annual incentive within this range.

2010 Short-Term Incentive Plan

The Human Resources Committee established the 2010 Short-Term Incentive Plan with the objective of rewarding achievement of annual net earnings and net sales goals. The net earnings and net sales goals were weighted equally for each corporate named executive officer (Messrs. Scozzafava, Rolls and Botsford, and Ms. Sweetman) with each representing 50% of the award opportunity. The Committee chose to weight these goals equally as both net earnings and net sales are equally important to ensuring the company’s financial strength and increasing stockholder value. For Edward Teplitz, President of our Thomasville and Drexel Heritage brands, the Committee included Thomasville and Drexel Heritage brand net earnings as a component of his total award amount along with the corporate net earnings and corporate net sales goals, because of the significant influence he has over these brands’ earnings. 40% of Mr. Teplitz’s award opportunity was based on achievement of corporate net earnings goals, 35% was based on achievement of corporate net sales goals and 25% was based on Thomasville and Drexel Heritage brand net earnings goals. Under the plan, no payments would be made unless the target corporate net earnings goals were achieved. Net earnings and net sales were selected as the primary measures for the plan because they are significantly influenced by the performance of the named executive officers, and these align the executive’s annual incentive opportunity with corporate growth objectives. For 2010, our target corporate net earnings goal was positive net earnings and our threshold corporate net sales goal was $1.25 billion. Our company’s actual performance in 2010 was a net loss of $39.0 million and net sales of $1.16 billion. As a result, the target corporate net earnings goal was not met, the pool was not funded and no payments were made to executives.

2011 Short-Term Incentive Plan

The design of our 2011 Short-Term Incentive Plan is similar to our 2010 Short-Term Incentive Plan with the goals again being net earnings and net sales. Due to retention concerns arising from the continued non-payment of the short-term incentive over the past four years and in order to balance these retention concerns with the company’s pay for performance philosophy, the 2011 Short-Term Incentive Plan was redesigned to include:

•	a 25% individual performance component which gives the Human Resources Committee the flexibility to recognize that an executive’s performance may not always be linked directly to the company’s achievement of net earnings and net sales goals and that the achievement of other objectives such as productivity and cost control may also need to be rewarded; and
•	a threshold level of net earnings, which is in addition to the target and maximum net earnings levels in the prior short-term incentive plans. This addition of a threshold level of net earnings allows for a minimum payout of 25% of the short-term incentive if threshold net earnings is achieved rather than requiring target net earnings be achieved prior to any payout of an award. By including this threshold goal in the plan, the plan is more in line with market practices and gives the Human Resources Committee the ability to reward employees for achieving goals close to target.

As a result of these design changes, for each of corporate named executive officers (Messrs. Scozzafava, Rolls and Botsford, and Ms. Sweetman), 40% of their award opportunity is based on achievement of corporate net earnings goals, 35% is based on achievement of corporate net sales goals and 25% is based on the achievement of individual performance objectives. For Mr. Teplitz, corporate net earnings, corporate net sales, Thomasville and Drexel Heritage brand net earnings and individual performance goals are all weighted equally and each represent 25% of the award opportunity. The individual performance objectives for each of the executive officers will be subjective and will be aligned with one or more of our corporate strategic initiatives. These strategic initiatives are Building our Brand Power through designing innovative product and implementing robust product development processes, Win with our Customers by delivering excellent customer service, improving our retail presence and continuing to drive sales through retail partners; Deliver Operational Excellence by driving improvements in business processes; and Grow and Develop our People by driving values and operating principles throughout the organization through succession planning, retention and employee development.

Other than the potential payout for achieving individual performance goals, no other payouts will be made under the plan unless the threshold corporate net earnings goal is achieved. If the corporate threshold net earnings goal is achieved, the plan establishes a payout range to the extent the performance goals are met or are exceeded. The threshold, target and maximum short-term incentive plan payments that may be paid to the named executive officers under the 2011 Short-Term Incentive Plan are as follows:

		Percentage
Name	Base Salary	Incentive Target	Threshold	Target	Maximum

Ralph P. Scozzafava	$750,000	100%	$140,625	$750,000	$1,500,000
Steven G. Rolls	475,000	60%	53,438	285,000	570,000
Jon D. Botsford	350,000	50%	32,813	175,000	350,000
Mary E. Sweetman	300,000	50%	28,125	150,000	300,000
Edward D. Teplitz	390,000	60%	43,875	234,000	468,000

Even if these goals are achieved, the Human Resources Committee may, in its discretion, reduce (but not increase) the amount of any individual award.

Long-Term Incentives

Our long-term incentive program is designed to motivate our executive officers to focus on long-term company performance through cash or common stock awards based on two-year or longer performance periods and to reinforce accountability by linking executive compensation to aggressive performance goals. We believe granting awards with long vesting periods creates a substantial retention incentive and also encourages the named executive officers to focus on the company’s long-term business objectives and long-term stock price.

All named executive officers were eligible for long-term incentives in 2010 in values ranging from 100% to 300% of their base salaries. The Human Resources Committee sets target awards under our long-term incentive programs as a percentage of base salary based primarily upon a review of market competitors, as well as an evaluation of the importance and impact of the position within our organization. The long-term incentive opportunity for each executive is targeted at the 50th percentile range of our peer group. Based on its annual review of compensation in early 2011, the value of the named executives officers target long-term incentive compensation was reduced 18% to bring target total compensation for each executive closer to the median of the company’s new peer group.

Executives receive, and have received awards of long-term incentives annually except in 2009 when the Human Resources Committee temporarily suspended awards of long-term incentive compensation due to the Company’s past performance and the uncertain economic environment. In addition, the Committee has the flexibility to make special additional awards of cash and equity incentives to executives outside the normal annual award cycle, and the Committee has exercised such discretion in limited, special instances.

The following is a description of the long-term incentive awards which were outstanding as of December 31, 2010, and the long-term incentive award approved by the Human Resources Committee in early 2011:

2008-2010 Long-Term Incentive Compensation

In 2008, the Human Resources Committee approved the 2008-2010 Long-Term Incentive Plan and determined that free cash flow, return on invested capital and market share metrics over a three-year period (weighted 45% free cash flow, 45% return on invested capital and 10% market share) were the most appropriate metrics for the plan. The Committee chose these performance measures in order to motivate executives to increase cash flow and to effectively use the increased cash flow to grow our company, as well as to motivate executives to reduce our company’s declining market share. The target levels for the awards were set by the Human Resources Committee and were based on our company’s 2008 budget approved by our Board of Directors and our company’s 2009 and 2010 projections. Under the 2008 LTIP, the actual amount of money available for award is based on achieving the threshold performance target for each of the three individual components over the full three-year period. As a result, if any one performance target was met, the executive would be paid at least a portion of the cash award. Under the plan, threshold three-year free cash flow was $84 million, threshold return on invested capital by the end of 2010 was 4.2%, and threshold improvement in market share was 3.7%. Our company did not meet any of these performance thresholds, and as a result, the pool was not funded and no payments were made to executives under the plan.

2008 Restricted Stock Units

In late 2008, the Human Resources Committee made a special award of restricted stock units outside the normal annual award cycle to certain executive officers, including all of our named executive officers. The Committee exercised its discretion to make awards outside the usual award cycle due to increased concerns regarding the retention of executive officers and the desire to further align the interests of our stockholders with executives by motivating and rewarding executives for increases in the company’s stock price. Due to a lack of shares available for grant under any stockholder approved plan at the time of the award, the restricted stock units are payable only in cash and cannot be settled for stock. Payment is contingent on share price appreciation objectives and the achievement of service-based retention periods. 50% of the restricted stock units vested and were paid to executives in 2010 due to the achievement of the share price appreciation objective (the trailing 10 day average price of our common stock reached $6.26 per share) and the two-year service-based retention period. The remaining 50% of the units will vest if the trailing 10 day average price of our common stock reaches $9.39 per share, and following vesting, the executive will be entitled to receive a cash payment of $9.39 per vested unit on December 19, 2011, or if the vesting date occurs after this date, on the vesting date. Any unvested awards will expire on December 19, 2013.

2010-2012 Long-Term Incentive Compensation

In 2010, the Human Resources Committee reinstated long-term incentive compensation after suspending its award during 2009. The Committee with the assistance of its independent compensation consultant reviewed current trends in executive compensation and the company’s business strategy of being a branded consumer products company. Based on the information presented, the Committee redesigned the company’s long-term incentive compensation for 2010. The 2010 long-term incentive compensation plan includes a mix of cash and equity. The purpose of the mix of compensation is to focus the executives on increasing long-term organizational value, to provide retention benefits and value to the named executive officers by awarding a portion of the grant in service-based stock options, and to further align the interests of the executives with those of our stockholders by granting a significant amount of the award in equity so that the value of the award will be dependent on the value of the company’s stock price.

The total value of the named executive officer’s award is based on the percentage long-term incentive target set by the Committee, which ranges from 100% to 300% of the named executive officer’s base salary. The percentage long-term incentive targets for each of the named executive officers in 2010 are as follows:

		Percentage	Target
Name	Base Salary	Incentive Target	Dollar Value

Ralph P. Scozzafava	$750,000	300%	$2,250,000
Steven G. Rolls	475,000	130%	618,000
Jon D. Botsford	350,000	100%	350,000
Mary E. Sweetman	300,000	100%	300,000
Edward D. Teplitz	390,000	100%	390,000

Under the 2010 plan, named executives officers received 25% of their long-term incentive target compensation in the form of service-based stock options that vest equally over three years and 75% of their long-term incentive target compensation under the 2010-2012 Performance Share Plan. The 2010-2012 Performance Share Plan provides for a payout range of a combination of performance shares and cash to the extent the company meets or exceeds certain three-year return on invested capital targets. Payouts range from

50% of target value if threshold return on invested capital goals are achieved to up to 200% of target value if our performance meets or exceeds the maximum return on invested capital goals.

Return on invested capital under the plan is defined as net operating profit after taxes divided by invested capital and may be adjusted by the Committee for unusual or infrequent items, including acquisitions or divestitures, tax valuation allowance reversals, impairment expense, environmental expense and expense related to the restricted stock units awarded in December 2008. The target levels for the awards were set by the Human Resources Committee and were based on our company’s 2010 budget approved by our Board of Directors and our company’s 2011 and 2012 projections. The Committee chose return on invested capital as the performance metric because it believes this is an accurate measure of the overall financial performance of the company. Whether the target funding can be attained is a function of the degree of difficulty associated with the company’s long-term strategic plan. Based on the Human Resources Committee’s consideration and assessment of our performance history and the economy at the time of the grant, the Committee determined that the long-term strategic plan had a significant degree of difficulty and would not reward executives without an increase in stockholder value. The Committee has discretion to reduce (but not increase) the performance-based payouts under the plan.

2011-2013 Long-Term Incentive Compensation

In 2011, the Committee approved the 2011-2013 long-term incentive compensation for each named executive officer. This compensation is similar to the previous year’s long-term incentive compensation except:

•	the full value of each executive’s target long-term incentive compensation was reduced 18%; and

•	each executive received their targeted long-term incentive compensation in the following form:

•	40% of the value was received in stock options which vests equally over three years;

•	40% of the value will be paid out to executives in cash if the company achieves certain three-year return on invested capital targets; and

•	20% of the value was received in restricted stock which vests on the third anniversary of the grant date.

The value of target long-term incentive compensation was reduced in order to bring target total compensation for each executive closer to the median of the company’s new peer group, and the reason for increasing the stock options and adding time-based restricted stock was to alleviate retention concerns associated with the reduction in the value of executive long-term incentive compensation by giving executives some value even if the performance measures are not attained or if the stock price declines over the three-year period. In addition, the Human Resources Committee also considered the impact on stockholder dilution when redesigning the award and the Committee chose restricted stock due to the lower impact on stockholder dilution. As a result of these changes, the target long-term incentive for each named executive officer in 2011 is as follows:

		Percentage	Target
Name	Base Salary	Incentive Target	Dollar Value

Ralph P. Scozzafava	$750,000	245.4%	$1,839,600
Steven G. Rolls	475,000	106.3%	504,868
Jon D. Botsford	350,000	81.8%	286,160
Mary E. Sweetman	300,000	81.8%	245,280
Edward D. Teplitz	390,000	81.8%	318,864

The Committee again chose return on invested capital as the performance metric for the cash portion of the award for the same reasons it chose the metric under the 2010-2012 plan. In addition, based on the Committee’s consideration and assessment of our performance history, the Committee believes that the return on invested capital targets that it established under the plan have a sufficient degree of difficulty that executives would not receive a payout without an increase in stockholder value. The Committee has discretion to reduce (but not increase) the cash portion of the payouts under the plan.

2010 Compensation Determinations

Each named executive officer’s base salary and the target value of their short-term incentives and long-term incentives were not changed in 2010. This was due to economic and market conditions that continued into the beginning of 2010 and the resulting volatility in the peer group data for 2008 and 2009 caused primarily by large swings in equity values. Due to the volatile peer group data and the recommendation of the Committee’s former compensation consultant, the Human Resources Committee determined not to make any changes to base salary and the target value of incentive compensation until the peer group data stabilized.

Although the target value of the incentive awards did not change, each officer’s equity incentive compensation increased from 2009, because we resumed awarding long-term incentive awards to executives in 2010 after a year long suspension of all long-term incentive awards in 2009. Our Human Resources Committee made the decision to suspend long-term incentive awards in 2009 due to the Company’s prior performance and the uncertain economic environment, and in 2010, resumed such awards as the economy began to stabilize and Company performance improved. In addition, total cash compensation increased for each of our named executive officers due to the achievement of the performance measures and payout of 50% of the 2008 restricted stock units awarded to each named executive officer at the end of 2008. The restricted stock unit award was a special award that was made outside the normal annual award cycle by the Human Resources Committee then in place to address increased concerns regarding the retention of executive officers and the desire to further align the interests of our stockholders with executives by motivating and rewarding executives for increases in the company’s stock price.

Without this award, our executives target and actual total compensation would be below the target median of our peer group. In addition, the restricted stock unit award was payable only in cash and not stock due to a lack of shares available for grant under any stockholder approved plan at the time of the award. Provided that stock is available for grant in the future, the Company will settle equity awards in stock rather than cash. Furthermore, our Human Resources Committee has no plans at this time of making an award similar to the 2008 restricted stock units outside the normal annual award cycle again and will only make such award if extraordinary circumstances arise which cause the Human Resources Committee to determine that such an award is necessary given the circumstances for the retention and motivation of our executives.

V.	Additional Information on our Executive Compensation Program

Termination Based Compensation

Severance

Upon an involuntary termination of employment without cause or a constructive termination of employment, our named executive officers are entitled to receive severance payments under our Executive Severance Plan or in the case of Mr. Scozzafava, under his employment agreement. In 2010, the Human Resources Committee undertook a review of the Executive Severance Plan and Mr. Scozzafava’s employment agreement and approved amendments to these agreements to among other things eliminate tax gross-ups on any health, dental or vision benefits received by executives and to change Mr. Scozzafava’s severance from three times base salary plus the average short-term incentive award over the past three years to two times base salary plus his target award under the company’s short term incentive plan in effect on the termination date. In setting the terms of such severance arrangements, the Human Resources Committee considered certain best practices with the understanding that these highly ranked executives often face challenges securing new employment following termination.

Under the amended Executive Severance Plan, severance for involuntary termination without cause or constructive termination of employment for named executive officers, other than Mr. Scozzafava, is as follows:

•	one times base salary plus the executive’s target award under the short-term incentive plan in effect on the termination date;
•	a pro-rated annual bonus under the short-term incentive plan payable as if the executive had remained an employee throughout the period;

•	a pro-rated bonus under the long-term incentive plan in effect on the termination date and based on business performance to the termination date, only if at least 18 months or more of the three year performance period has lapsed;
•	immediate vesting of any unvested equity awards that were outstanding on the date of termination if pursuant to the terms of the awards and our equity plans the executive is entitled to accelerated vesting;
•	12 months of health, dental and vision coverage under the company’s medical plan on an after tax basis; and
•	reimbursement for expenses associated with financial counseling and job search costs up to $40,000 for the 12 months following termination.

Under Mr. Scozzafava’s amended employment agreement, in the event Mr. Scozzafava is involuntarily terminated without cause or his employment is constructively terminated, he is entitled to the same compensation as the other named executive officers set forth above except he is entitled to:

•	two times base salary plus his target award under the company’s short term incentive plan in effect on the termination date; and

•	24 months of health, dental and vision coverage under the company’s medical plan on an after tax basis.

In consideration for these severance benefits, all of our named executive officers have agreed not to compete with our company for one year (or in the case of Mr. Scozzafava, two years) following the executive’s termination of employment.

Change in Control

Upon a change in control of our company, each named executive officer is entitled to severance payments similar to those described above and accelerated vesting of certain outstanding unvested equity awards. These change in control provisions are designed to encourage executives to focus on the best interests of stockholders by alleviating their concerns about a possible detrimental impact to their compensation and benefits under a potential change in control and are not designed to provide compensation advantages to executives for executing a transaction. The change in control agreements are “double-trigger” agreements meaning that other than with respect to accelerated equity awards, which are governed by the terms of our equity plans, in order to receive benefits under the agreement within a specified time period following a change in control the executive must be terminated by us or the successor company without cause, or the executive must be constructively terminated, as defined in the agreements. In 2010, the Human Resources Committee amended the terms of all change in control agreements to eliminate excise tax gross-up payments on change in control benefits by December 31, 2011. Additional information regarding change in control payments for the named executive officers under the change in control agreements in effect on December 31, 2010, is provided under the heading “Potential Payments upon Termination or Change in Control.”

Benefits and Perquisites

We provide a 401(k) savings plan to all U.S. employees, including our named executive officers. We match 100% of the pre-tax contributions up to 3% of compensation plus 50% of pre-tax contributions up to the next 3% of compensation. In addition, we have a Deferred Compensation Plan, which is a non-qualified (unfunded) plan offered to select executives, including the named executive officers, who are impacted by the Internal Revenue Code’s statutory limits on company contributions under the 401(k) plan. The Deferred Compensation Plan provides executives, including the named executive officers, with the ability to defer base salary, incentive payments and other eligible compensation. In addition, the plan allows us to provide the same matching contribution, as a percentage of eligible compensation, to impacted employees as would have been available in the absence of statutory limits. Under the plan, executives can defer up to 100% of eligible compensation and contributions immediately vest.

We provide the named executive officers with limited perquisites and other personal benefits that the Human Resources Committee deems reasonable and consistent with our overall compensation program. We do not view perquisites as a significant element of our comprehensive compensation structure, but do believe that they can be used in conjunction with other elements of compensation to attract, motivate and retain individuals in a competitive environment. In 2010, certain named executive officers received relocation benefits and reimbursement for commuting expenses. In addition, Mr. Scozzafava was allowed to use the corporate aircraft up to 35 hours per year for personal travel.

Policy on Derivatives

We prohibit directors and officers from investing in derivative securities of our common stock and engaging in short sales or other short-position transactions in our common stock.

Recoupment Policy for Incentive Compensation

If the company restates its reported financial results, the Board shall seek the recovery of any award that was paid to an executive found to be involved in fraud or misconduct that required the company to restate its financial results. This policy applies to any restatements that are required within three years of the end of the year for which the incentive payment was paid.

In addition, under the 2008 Incentive Plan and the proposed 2010 Omnibus Incentive Plan, the Board may seek the recovery of any gain realized by a participant from an award made under these plans if the Board determines that the company has been materially harmed by such participant within one year after the gain is realized by the participant.

Tax Implications

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1 million paid for any fiscal year to the company’s chief executive officer and three other most highly compensated executive officers (other than the chief financial officer) as of the end of the fiscal year. However, certain performance-based compensation is not subject to this limitation. We structure our incentive plans with the intention that awards under these plans would qualify for tax deductibility. Although a significant portion of each executive officer’s compensation will satisfy the requirements for deductibility under Section 162(m), the Human Resources Committee retains the ability to evaluate the performance of our executives and to pay appropriate compensation, even if it may result in the non-deductibility of certain compensation under federal tax law.

Stock Ownership Requirements

The Human Resources Committee believes that meaningful executive ownership is integral to aligning executive and stockholder interests. Effective on January 1, 2007 and through the end of 2010, we maintained formal executive stock ownership guidelines, which required our executives to own a fixed number of shares of our stock ranging from 20,000 to 200,000 shares depending upon position. Executives had five years to achieve targeted ownership. As of December 31, 2010, each executive had either satisfied these ownership guidelines or had time remaining to do so.

In early 2011, the Human Resources Committee reviewed best practices in this area and approved new executive stock ownership guidelines which require executive officers to own an increased number of shares of our common stock equal to a specified multiple of their annual base salary. The levels applicable to executive officers range from between one and three times annual base salary as follows:

•	Chief Executive Officer- 3 times annual base salary
•	Senior Vice Presidents and Brand Presidents- 2 times annual base salary
•	All Other Executive Officers- 1 times annual base salary

Shares held directly by the executive officer and vested shares subject to deferred compensation count towards satisfying the requirement. In keeping with best practices, unexercised stock options, unvested restricted stock awards and unvested restricted stock units do not count towards satisfying the requirement. Executives are required to hold 50% of shares of common stock received from the company through equity compensation grants until they have attained the applicable level of stock ownership.

Human Resources Committee Report on Executive Compensation for 2010

We have reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in our 2011 Proxy Statement and incorporated by reference into our 2010 Annual Report on Form 10-K.

Submitted by the Human Resources Committee,

James M. Zimmerman (Chairman)
Maureen A. McGuire
Aubrey B. Patterson

Compensation Committee Interlocks and Insider Participation

Our Human Resources Committee is currently comprised of James M. Zimmerman, Maureen A. McGuire and Aubrey B. Patterson. In addition, Mr. Bob L. Martin, a former director, was a member of the Human Resources Committee until May 5, 2010. Mr. Patterson is Chairman and Chief Executive Officer of BancorpSouth, Inc., and in 2010, we paid the leasing division of BancorpSouth, Inc. approximately $1,146,000 in connection with a truck and trailer lease, $542,000 of which was paid in connection with the purchase of the trucks and trailers upon the expiration of the lease term.

No member of our Human Resources Committee has served as one of our officers or employees at any time. None of our executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serve as a member of the Board of Directors of any other company that has an executive officer serving as a member of our Human Resources Committee.

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of the named executive officers for the year ended December 31, 2010, and for those executive officers named in our 2010 or 2009 Proxy Statements, for the years ended December 31, 2009 and 2008. The named executive officers are our Chief Executive Officer, Chief Financial Officer, and three other most highly compensated executive officers.

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal Position	Year	Salary	Bonus	Awards(1)	Awards(2)	Compensation(3)	Earnings(4)	Compensation(5)	Total

Ralph P. Scozzafava	2010	$750,000	$—	$1,095,638	$694,354	$4,000,015	$1,619	$83,444	$6,625,070
Chairman & Chief	2009	750,000	—	—	—	—	—	92,544	842,544
Executive Officer	2008	747,500	—	572,000	1,363,755	2,950,000	—	129,283	5,762,538
Steven G. Rolls	2010	475,000	—	300,936	190,718	750,011	362	62,147	1,779,174
Chief Financial Officer	2009	475,000	—	—	—	—	—	169,110	644,110
	2008	354,423	285,000	492,900	110,592	1,236,000	—	126,209	2,605,124
Jon D. Botsford	2010	350,000	—	170,432	108,013	499,986	—	10,863	1,139,294
Senior Vice President,	2009	350,000	—	—	—	—	—	65,223	415,223
General Counsel & Secretary
Mary E. Sweetman	2010	300,000	—	146,082	92,580	499,986	946	10,731	1,050,325
Senior Vice President —	2009	300,000	—	—	—	—	—	11,025	311,025
Human Resources	2008	292,089	113,500	92,390	70,797	1,021,500	—	14,047	1,604,323
Edward D. Teplitz	2010	390,000	—	189,910	120,357	499,986	—	52,707	1,252,960
President — Thomasville	2009	390,000	—	—	—	—	—	40,722	430,722
& Drexel Heritage

(1)	This column represents the aggregate grant date fair value for stock awards granted in the fiscal years ended December 31, 2010, December 31, 2009 and December 31, 2008, computed in accordance with FASB ASC Topic 718. For additional information, refer to Note 11 of our audited consolidated financial statements in our Form 10-K for the year ended December 31, 2010, as filed with the SEC. These amounts reflect the fair value of the stock awards on the grant date and do not correspond to the actual value that will be recognized by the named executives. For performance-based awards, the amounts in the column reflect the most probable outcome award value at the date of grant in accordance with FASB ASC Topic 718, which amount assumes that the target level of performance conditions will be achieved. The maximum award value, if paid, for the performance shares granted in 2010 would be: Mr. Scozzafava, $2,191,277; Mr. Rolls, $601,872; Mr. Botsford, $340,863, Ms. Sweetman, $292,164; and Mr. Teplitz, $379,819.
(2)	This column represents the aggregate grant date fair value for stock options granted in the fiscal years ended December 31, 2010 and December 31, 2008, computed in accordance with FASB ASC Topic 718. For additional information, refer to Note 11 of our audited consolidated financial statements in our Form 10-K for the year ended December 31, 2010, as filed with the SEC. These amounts reflect the fair value of the options on the grant date and do not correspond to the actual value that will be recognized by the named executives. For performance-based awards, the amounts in the column reflect the most probable outcome award value at the date of grant in accordance with FASB ASC Topic 718, which amount assumes that the target level of performance conditions will be achieved.
(3)	This column represents the cash payout of the first half of the restricted stock units granted to each named executive officer in December 2008. Named executives received $6.26 per restricted stock unit on the second anniversary of the grant date due to the achievement of certain share price appreciation objectives.
(4)	The amounts reflected in this column reflect above market earnings in 2010 on non-qualified deferred compensation.
(5)	Detail of the amounts reported in the “All Other Compensation” column for fiscal year 2010 is provided in the table below:

	Personal Use of	401(k) Plan		Commuting
Name	Airplane(a)	Match(b)	Relocation(c)	Expenses(d)	Tax Payments(e)	Total

Ralph P. Scozzafava	$72,713	$10,731	$—	$—	$—	$83,444
Steven G. Rolls	—	10,688	29,614	—	21,845	62,147
Jon D. Botsford	—	10,863	—	—	—	10,863
Mary E. Sweetman	—	10,731	—	—	—	10,731
Edward D. Teplitz	—	11,025	—	28,156	13,526	52,707

(a)	As required by SEC rules, the amount shown is the aggregate incremental cost to our company of personal use of the company’s airplane that is calculated based on the variable operating costs per mile, which includes fuel costs, maintenance, associated travel costs for the crew and certain office expenses, but does not include the tax on the disallowance (net of W-2 adjustments) of certain aircraft expenses under current Federal income tax law.

(b)	These amounts reflect company matching contributions under the company’s 401(k) Plan.
(c)	This amount reflects reimbursements paid for company relocation expenses related to Mr. Rolls’ move to St. Louis. This package contains the same elements as a standard employee relocation package, including tax gross-up.
(d)	This amount reflects reimbursement for commuting expenses to North Carolina for Mr. Teplitz.
(e)	These amounts reflect tax gross-up payments for taxable portion of relocation expenses, temporary housing and commuting expenses.

GRANTS OF PLAN-BASED AWARDS TABLE IN 2010

The compensation plans under which the grants in the following table were made are generally described in the Compensation Discussion and Analysis in this Proxy Statement and include the 2010 Short-Term Incentive Plan (“2010 STIP”), the 2010-2012 Performance Share Plan (“2010 LTIP”) and the 2010 Omnibus Incentive Plan (the “2010 Plan”).

									All Other
						Estimated Future			Option
						Payouts Under			Awards:	Exercise	Grant Date
						Equity			Number of	or Base	Fair Value
			Estimated Future Payouts Under			Incentive			Securities	Price of	of Stock
		Grant	Non-Equity Incentive Plan Awards(1)			Plan Awards(2)			Underlying	Option	and Option
Name and Principal Position	Plan	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Options(3)	Awards	Awards(4)

Ralph P. Scozzafava	2010 STIP		$562,500	$750,000	$1,500,000
Chairman & Chief	2010 LTIP		421,875	843,750	1,687,500
Executive Officer	2010 LTIP	5/6/10				68,822	137,643	275,286			$1,095,638
	2010 Plan	5/6/10							135,563	$7.96	694,354
Steven G. Rolls	2010 STIP		213,750	285,000	570,000
Chief Financial Officer	2010 LTIP		115,875	231,750	463,500
	2010 LTIP	5/6/10				18,903	37,806	75,612			300,936
	2010 Plan	5/6/10							37,235	$7.96	190,718
Jon D. Botsford	2010 STIP		131,250	175,000	350,000
Senior Vice President,	2010 LTIP		65,625	131,250	262,500
General Counsel & Secretary	2010 LTIP	5/6/10				10,706	21,411	42,822			170,432
	2010 Plan	5/6/10							21,088	$7.96	108,013
Mary E. Sweetman	2010 STIP		112,500	150,000	300,000
Senior Vice President —	2010 LTIP		56,250	112,500	225,000
Human Resources	2010 LTIP	5/6/10				9,176	18,352	36,704			146,082
	2010 Plan	5/6/10							18,075	$7.96	92,580
Edward D. Teplitz	2010 STIP		163,800	234,000	468,000
President — Thomasville	2010 LTIP		73,125	146,250	292,500
& Drexel Heritage	2010 LTIP	5/6/10				11,929	23,858	47,716			189,910
	2010 Plan	5/6/10							23,498	$7.96	120,357

(1)	The amounts in these columns include the threshold, target and maximum amounts for each named executive officer under the 2010 STIP and the 2010 LTIP. The 2010 STIP payments are based on achieving net earnings and net sales goals for our company and the columns reflect payouts at the threshold of 75% of the award, payouts at the target of 100% of the award and payouts at the maximum of 200% of the award. Because we did not achieve the target net earnings specified in the 2010 STIP, no payments were made under the 2010 STIP. The 2010 LTIP payments are based on achieving certain return on invested capital objectives for the January 1, 2010 to December 31, 2013 performance period and the columns reflect payouts at the threshold of 50% of the award, payouts at the target of 100% of the award and payouts at the maximum of 200% of the award.
(2)	The amounts in these columns represent the threshold, target and maximum number of performance shares that may vest for each named executive officer upon the achievement of certain return on invested capital objectives for the January 1, 2010 to December 31, 2013 performance period. The columns reflect the number of performance shares that will vest at the achievement of threshold of 50% of the award, target of 100% of the award and the maximum of 200% of the award. All performance shares will be forfeited upon a change in control of the company before the 18 month anniversary of the grant date. In the event of a change of control on or after the 18 month anniversary of the grant date, all performance shares will vest on a pro-rata basis based on the number of performance shares that would have been received had the performance measure been achieved on the date of the change in control. Holders of performance shares do not receive dividend equivalents or have any voting rights with respect to the shares of common stock underlying the performance shares.
(3)	The exercise price of the stock options is equal to the closing price of our common stock on the grant date. Stock options vest based on the schedules described in the footnotes to the “Outstanding Equity Awards at Fiscal Year-End” table in this Proxy Statement. All stock options will vest immediately upon a change in control of the company unless the options are continued or substituted for in connection with a change in control. Holders of stock options do not receive dividend equivalents or have any voting rights with respect to the shares of common stock underlying the options.
(4)	The amounts shown are the grant date fair value of the awards. The assumptions used to determine such values are described in Note 11 of our audited consolidated financial statements in our Form 10-K for the year ended December 31, 2010. For performance-based awards, the amounts in the column reflect the most probable outcome award value at the date of grant in accordance with FASB ASC Topic 718, which amount assumes that the target level of performance conditions will be achieved.

OUTSTANDING EQUITY AWARDS VALUE AT FISCAL YEAR-END TABLE

The following table provides information on the holdings of stock options and restricted stock awards by our named executive officers outstanding as of December 31, 2010. The market value of stock awards is based on the closing price of our stock on December 31, 2010, which was $5.14.

	Option Awards					Stock Awards
								Equity
								Incentive
								Plan	Equity Incentive
							Market	Awards:	Plan Awards:
							Value of	Number of	Market or
	Number of	Number of				Number of	Shares of	Unearned	Payout Value of
	Securities	Securities				Shares of	Stock or	Shares, Units	Unearned
	Underlying	Underlying				Stock or	Units of	or Other	Shares, Units or
	Unexercised	Unexercised		Option	Option	Units that	Stock that	Rights that	Other Rights
	Options	Options		Exercise	Expiration	Have Not	Have Not	Have Not	that Have Not
Name and Principal Position	(Exercisable)	(Unexercisable)		Price	Date	Vested	Vested	Vested	Vested

Ralph P. Scozzafava	162,969 (1)	54,323	(1)	$14.92	06/18/2017			68,822 (3)	$353,745
Chairman & Chief Executive Officer	125,000 (1)	125,000	(1)	10.48	02/01/2018
		135,563	(2)	7.96	05/06/2020
Steven G. Rolls	—	37,235	(2)	7.96	05/06/2020	6,667 (4)	$34,268
Chief Financial Officer						5,000 (4)	25,700
								18,903 (3)	97,161
Jon D. Botsford	—	21,088	(2)	7.96	05/06/2020	8,333 (4)	42,832
Senior Vice President,								10,706 (3)	55,029
General Counsel & Secretary
Mary E. Sweetman	15,000 (1)	—		22.55	01/03/2016	2,800 (4)	14,392
Senior Vice President —	—	18,075	(2)	7.96	05/06/2020			9,176 (3)	47,165
Human Resources
Edward D. Teplitz	—	23,498	(2)	7.96	05/06/2020	1,333 (4)	6,852
President — Thomasville								11,929 (3)	61,315
& Drexel Heritage

(1)	Each of the stock options were granted ten years prior to the expiration date and vest in four equal annual installments on the anniversary of the grant date.
(2)	Each of the stock options were granted ten years prior to the expiration date and vest in three equal annual installments on the anniversary of the grant date.
(3)	Amounts represent the threshold level of payout of performance shares underlying outstanding awards. Performance shares vest in full upon the attainment of three year return on invested capital during the January 1, 2010 to December 31, 2013 performance period.
(4)	Shares of restricted stock vest in three equal annual installments commencing on the following dates: Mr. Rolls— April 8, 2010 and April 16, 2009; Mr. Botsford— February 11, 2010; Ms. Sweetman— May 3, 2009, and Mr. Teplitz— October 10, 2010.

OPTION EXERCISES AND STOCK VESTED IN 2010

The following table provides information on stock option exercises and the vesting of restricted stock awards for the named executive officers during 2010.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized
Name	Acquired on Exercise	Exercise	Acquired on Vesting	on Vesting(1)

Ralph P. Scozzafava	—	$—	6,666	$43,424
Steven G. Rolls	—	—	8,333	60,414
Jon D. Botsford	—	—	4,167	19,564
Mary E. Sweetman	—	—	2,800	23,100
Edward D. Teplitz	—	—	667	3,815

(1)	Represents the amount realized based on the fair market value of our common stock on the vesting date. The fair market value was determined using the high and low value of our common stock on the vesting date.

NONQUALIFIED DEFERRED COMPENSATION

The table below provides information on the nonqualified deferred compensation of the named executives in 2010, under our Deferred Compensation Plan. Our Deferred Compensation Plan is a nonqualified, unfunded defined contribution plan. The plan in effect on December 31, 2010, allows highly compensated employees, including executive officers, to defer up to 100% of salary and other eligible compensation. Company matching contributions are made at the same rate as provided in our qualified 401(k) plan on earnings in excess of the tax code limit of $245,000 in 2010 and are immediately vested. All contributions to the Deferred Compensation Plan are credited with Moody’s AA interest, which was 5.49% for 2010. Participants begin receiving distributions after retirement or termination of employment or if specifically elected by the participant, in a specified year while actively employed.

	Executive	Registrant	Aggregate	Aggregate	Aggregate Balance
	Contributions in	Contributions in	Earnings in Last	Withdrawals/	at Last Fiscal
Name	Last Fiscal Year	Last Fiscal Year	Fiscal Year(1)	Distributions	Year End(2)

Ralph P. Scozzafava	—	—	$6,738	$140,753	—
Steven G. Rolls	—	—	1,503	—	$28,870
Jon D. Botsford	—	—	—	—	—
Mary E. Sweetman	—	—	3,933	—	75,564
Edward D. Teplitz	—	—	—	—	—

(1)	The amounts in this column deemed to be above-market returns are included in the Summary Compensation table in this Proxy Statement.
(2)	All executive contributions and contributions by us have been reported in the Summary Compensation Table in prior years, with the exception of Ms. Sweetman. Ms. Sweetman was not a named executive officer at the time of her contribution to the plan and our matching contribution to her account.

POTENTIAL PAYMENTS UPON
TERMINATION OR CHANGE OF CONTROL

The section below describes the payments that may be made to named executive officers upon an executive’s employment with our company being terminated pursuant to individual agreements in effect on December 31, 2010.

Employment Agreements

We amended and restated the employment agreement with Ralph P. Scozzafava effective July 1, 2010. The terms of this agreement terminate effective June 30, 2013. Under the terms of this employment agreement, if Mr. Scozzafava is terminated by us without cause or if he is constructively terminated at anytime, including following a change in control of our company, he is entitled to receive the following under the terms of the agreement:

•	two years of base salary plus a payment that represents the target annual bonus for the year of termination;
•	a pro-rated annual bonus under the short-term incentive plan in effect on the termination date payable as if Mr. Scozzafava had remained an employee throughout the period;
•	a prorated cash bonus under the long-term incentive plan in effect on the termination date if at least 18 months of the three year performance period has lapsed payable as if Mr. Scozzafava had remained an employee throughout the period;
•	immediate vesting of any unvested equity awards that were outstanding on the date of the termination of his employment if pursuant to the terms of the awards and our equity plans he is entitled to accelerated vesting;
•	two years of continued health, dental and vision coverage on an after-tax basis;
•	one year of continued participation in the company’s welfare plans, other than health, dental, vision and the long-term and short-term disability plans; and

•	reimbursement for expenses associated with outplacement services, job search expenses and financial counseling costs up to $40,000.

In addition, pursuant to the terms of the amended and restated employment agreement, we phased-out excise tax gross-ups effective December 31, 2011, and as a result, Mr. Scozzafava is entitled to an excise tax gross-up in the event of a change in control prior to December 31, 2011.

For a period of two years following termination of his employment, Mr. Scozzafava will be subject to a non-compete. Constructive termination under the agreement means termination by Mr. Scozzafava due to a material diminution in Mr. Scozzafava’s authority, duties or responsibilities; a change in the geographic location of the executive’s position; or a material reduction in base pay, incentive compensation and benefits.

Executive Severance Plan

We amended and restated our Executive Severance Plan effective July 1, 2010. Our Executive Severance Plan covers certain executives, including our named executive officers other than Mr. Scozzafava. Under this plan, if the executive’s employment is terminated by us without cause or the executive is constructively terminated, the executive is entitled to receive the following:

•	one year of base salary plus a payment that represents the target annual bonus for the year of termination;
•	a pro-rated annual bonus under the short-term incentive plan in effect on the termination date payable as if the executive had remained an employee throughout the period;
•	a prorated cash bonus under the long-term incentive plan in effect on the termination date if at least 18 months of the three year performance period has lapsed payable as if the executive had remained an employee throughout the period;
•	immediate vesting of any unvested equity awards that were outstanding on the date of termination if pursuant to the terms of the awards and our equity plans the executive is entitled to accelerated vesting;
•	one year of continued participation in all of the company’s welfare plans (including health, dental and vision coverage on an after-tax basis) other than long-term and short-term disability; and
•	reimbursement for expenses associated with outplacement services, job search expenses and financial counseling costs up to $40,000.

For a period of twelve months following termination of employment, each executive will be subject to a non-compete. Constructive termination under the plan means termination of employment due to a material diminution in the executive’s authority, duties or responsibilities; a change in the geographic location of the executive’s position; or a material reduction in base pay, incentive compensation and benefits.

Change in Control Agreements

We have Change in Control Agreements with each of our named executive officers, other than Mr. Scozzafava, which expired on December 31, 2010. In August 2010, we entered into amended Change in Control Agreements with each named executive officer, other than Mr. Scozzafava, which were effective January 1, 2011. The Change in Control Agreements were amended to include a non-compete clause and to eliminate, among other things, the following benefits:

•	the right to receive any short-term or long-term incentive payments on a change in control unless the executive’s employment is terminated without cause or the executive voluntarily terminates employment due to constructive termination following a change in control;
•	the tax gross-up on health, dental and vision benefits;
•	the excise tax gross-up on change in control benefits effective December 31, 2011; and
•	the right to receive any benefits under the agreement if the executive is terminated prior to a change in control.

Pursuant to the agreements in effect on December 31, 2010, on a change in control of our company, all unvested equity grants held by an executive will immediately vest on the date of the change in control pursuant to the terms of the awards and our equity plans, and the executive will receive in a lump sum a pro-

rated payment otherwise payable under the long-term incentive plan and short-term incentive plan in effect on the date of the change in control. In addition, if six months prior to a change in control or two years following a change in control of our company, an executive’s employment is either terminated without cause or his or her employment is constructively terminated, the executive will be entitled to the following payments:

•	A severance payment payable in a single lump sum equal to one and one-half years of base salary plus the full year short-term (annual) incentive target for the year of termination;
•	Payment for the value of company provided benefits for one and one-half years. These benefits consist of premiums for medical and dental coverage, including a tax gross-up, company match to the 401(k) and deferred compensation plans, retirement plan accrual (if applicable), and premiums for life insurance coverage; and
•	Reimbursement for expenses associated with financial counseling and associated legal fees, and job search costs up to $40,000, including a tax gross-up.

Termination and Change in Control Table for 2010

The tables below outline the potential payments to our Chief Executive Officer and other named executive officers upon the occurrence of certain termination triggering events. The amounts in the tables assume that the listed officer left our company effective December 31, 2010 and that the price per share of our common stock on that date was $5.14. Amounts actually received should any of the named executive officers cease to be employed by our company will vary based on factors such as the timing during the year of any such event, our stock price, and any changes to our benefit arrangements and policies. Named executed officers will be entitled to receive all amounts accrued and vested under our 401(k) plan and deferred compensation plans in which the named executive officer participates. These amounts will be determined and paid in accordance with the applicable plans and are not included in the tables because they are not termination payments.

Ralph P. Scozzafava
Chairman of the Board & Chief Executive Officer

		Involuntary
Executive Benefits &		Termination
Payments Upon	Voluntary		Not For	Change in
Termination(1)	Termination	For Cause	Cause	Control(7)

Compensation
Severance	—	—	$3,000,000	$3,000,000
Short-Term Incentive Plan(2)	—	—	—	—
Long-Term Incentive Plan(2)	—	—	—	—
Stock Options (Unvested & Accelerated)(3)	—	—	—	—
Restricted Stock (Unvested & Accelerated)(3)	—	—	—	—
Restricted Stock Units (Unvested & Accelerated)(3)	—	—	—	4,000,015
Benefits
Benefits Continuation(4)	—	—	21,516	21,516
280G Tax Gross-Up(5)	—	—	—	2,442,579
Other Benefits(6)	—	—	40,000	40,000

TOTAL	—	—	$3,061,516	$9,504,110

Steven G. Rolls
Chief Financial Officer

		Involuntary
Executive Benefits &		Termination
Payments Upon	Voluntary		Not For	Change in
Termination(1)	Termination	For Cause	Cause	Control(7)

Compensation
Severance	—	—	$760,000	$1,140,000
Short-Term Incentive Plan(2)	—	—	—	—
Long-Term Incentive Plan(2)	—	—	—	—
Stock Options (Unvested & Accelerated)(3)	—	—	—	—
Restricted Stock (Unvested & Accelerated)(3)	—	—	—	59,968
Restricted Stock Units (Unvested & Accelerated)(3)	—	—	—	750,011
Benefits
Benefits Continuation(4)	—	—	11,112	64,393
280G Tax Gross-Up(5)	—	—	—	—
Other Benefits(6)	—	—	40,000	63,141

TOTAL	—	—	$811,112	$2,077,513

Jon D. Botsford
Senior Vice President, General Counsel & Secretary

		Involuntary
Executive Benefits &		Termination
Payments Upon	Voluntary		Not For	Change in
Termination(1)	Termination	For Cause	Cause	Control(7)

Compensation
Severance	—	—	$525,000	$787,500
Short-Term Incentive Plan(2)	—	—	—	—
Long-Term Incentive Plan(2)	—	—	—	—
Stock Options (Unvested & Accelerated)(3)	—	—	—	—
Restricted Stock (Unvested & Accelerated)(3)	—	—	—	42,832
Restricted Stock Units (Unvested & Accelerated)(3)	—	—	—	499,986
Benefits
Benefits Continuation(4)	—	—	10,674	63,772
280G Tax Gross-Up(5)	—	—	—	—
Other Benefits(6)	—	—	40,000	63,141

TOTAL	—	—	$575,674	$1,457,231

Mary E. Sweetman
Senior Vice President- Human Resources

		Involuntary
Executive Benefits &		Termination
Payments Upon	Voluntary		Not For	Change in
Termination(1)	Termination	For Cause	Cause	Control(7)

Compensation
Severance	—	—	$450,000	$675,000
Short-Term Incentive Plan(2)	—	—	—	—
Long-Term Incentive Plan(2)	—	—	—	—
Stock Options (Unvested & Accelerated)(3)	—	—	—	—
Restricted Stock (Unvested & Accelerated)(3)	—	—	—	14,392
Restricted Stock Units (Unvested & Accelerated)(3)	—	—	—	499,986
Benefits
Benefits Continuation(4)	—	—	6,911	49,002
280G Tax Gross-Up(5)	—	—	—	—
Other Benefits(6)	—	—	40,000	63,141

TOTAL	—	—	$496,911	$1,301,521

Edward D. Teplitz
President- Thomasville & Drexel Heritage

		Involuntary
Executive Benefits &		Termination
Payments Upon	Voluntary		Not For	Change in
Termination(1)	Termination	For Cause	Cause	Control(7)

Compensation
Severance	—	—	$624,000	$936,000
Short-Term Incentive Plan(2)	—	—	—	—
Long-Term Incentive Plan(2)	—	—	—	—
Stock Options (Unvested & Accelerated)(3)	—	—	—	—
Restricted Stock (Unvested & Accelerated)(3)	—	—	—	6,852
Restricted Stock Units (Unvested & Accelerated)(3)	—	—	—	499,986
Benefits
Benefits Continuation(4)	—	—	10,811	64,478
280G Tax Gross-Up(5)	—	—	—	—
Other Benefits(6)	—	—	40,000	63,141

TOTAL	—	—	$674,811	$1,570,457

(1)	For purposes of this analysis, we assumed the compensation of each executive is as follows: Mr. Scozzafava, current base salary is equal to $750,000 with a short-term incentive target equal to 100% of base salary; Mr. Rolls, current base salary is equal to $475,000 with a short-term incentive target equal to 60% of base salary; Mr. Botsford, current base salary is equal to $350,000 with a short-term incentive target equal to 50% of base salary; Ms. Sweetman, current base salary is equal to $300,000 with a short-term incentive target equal to 50% of base salary; and Mr. Teplitz, current base salary is equal to $390,000 with a short-term incentive target equal to 60% of base salary.

(2)	The table does not include payments under the 2010 Short-Term Incentive Plan because performance targets were not met. Assumes that no payouts will be made under the cash portion of the 2010-2012 Performance Share Plan because at least 18 months of the three year performance period has not lapsed.
(3)	All unvested restricted stock awards awarded under the 2008 Incentive Plan accelerate and vest immediately on a change in control. Unvested stock options and restricted stock awards awarded under the 2010 Omnibus Incentive Plan will vest on a change in control unless the awards are continued or substituted for in connection with a change in control. This table assumes that the awards were continued or substituted for in connection with the change in control. As of December 31, 2010, the share price appreciation objectives for 50% of the restricted stock units were achieved and 50% of the awards were paid to executives. As a result, the remaining restricted stock units payout at $6.26 per share on a change in control.
(4)	Benefits continuation for Mr. Scozzafava include the cost of continuing health, dental and vision, as well as life insurance and accidental death and dismemberment insurance. Benefits continuation for executives, other than Mr. Scozzafava, include the cost of continuing health, vision and dental coverage, grossed up for federal and state taxes, as well as life insurance, accidental death and dismemberment insurance, and maximum potential employer matching 401(k) contributions.
(5)	Effective December 31, 2011, the executive’s right to an excise tax gross-up will be eliminated.
(6)	Other benefits include cost of outplacement services, reasonable job hunting expenses, and travel expenses up to $40,000, as well as potential tax gross-ups provided for in the executive’s agreements, other than Mr. Scozzafava’ agreement.
(7)	Assumes that the executive was involuntarily terminated-not for cause following a change in control.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Proposal 3)

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to stockholder vote to approve, in a non-binding, advisory vote, the compensation of our named executive officers. While this vote is advisory and therefore not binding, it is important and will provide us with information regarding our stockholders’ sentiment about our executive compensation philosophy, policies and practices, which our Human Resources Committee will be able to consider when determining future executive compensation.

The Compensation Discussion and Analysis, beginning on page 16 of this Proxy Statement, describes the company’s executive compensation program and the decisions made by the Human Resources Committee in 2010 in more detail. Highlights of the 2010 program and the decisions made include the following:

•	Approval of amendments to the severance agreements with executives to among other things:

•	eliminate tax gross-ups on health, vision and dental benefits;
•	reduce the severance multiple for the Chief Executive Officer from 3 times base salary plus the average annual bonus paid over the three years prior to termination to 2 times base salary plus the target bonus for the year of termination; and reduce the severance multiple for the other named executive officers from 1.5 times base salary plus the average annual bonus paid over the three years prior to termination to 1 times base salary plus the target bonus for the year of termination (unless the executive was terminated in connection with the sale of a business unit and the severance multiple remained at 1.5 times base salary); and
•	increase the non-compete period for the Chief Executive Officer following termination from 1 year to 2 years and for all other named executive officers from 1 year to 18 months if the employee was terminated in connection with the sale of a business unit.

•	Approval of amendments to the change in control provisions applicable to all executives to phase-out all excise tax gross-ups on change in control benefits by December 31, 2011.
•	Retention of a new independent compensation consultant that has not, and will not, perform any other service for the company other than matters for which the Human Resources Committee or other Board committee is responsible.
•	Adoption of a recoupment policy applicable to all executives that allows the Human Resources Committee to require repayment of cash and equity incentive awards under certain circumstances if our company restates its financial statements.
•	Approval of a short-term incentive plan that pays only on the achievement of corporate net earnings and corporate net sales goals and approval of a long-term incentive plan that pays only on the achievement of three year return on invested capital goals, which places 80% of our Chief Executive Officer’s total pay at-risk and 60 to 66% of total executive pay for all other named executive officers at-risk, and aligns management’s interests with our stockholders’ interests to support long-term value creation and pay for performance.

In 2010, total compensation increased for each of our named executive officers due to the resumption of awarding long-term incentive awards to executives in 2010 after a year long suspension of all long-term incentive awards in 2009 and due to the achievement of the performance measures and payout of 50% of the

2008 restricted stock units awarded to each named executive officer at the end of 2008. Our Human Resources Committee made the decision to suspend long-term incentive awards in 2009 due to the company’s prior performance and the uncertain economic environment, and in 2010, resumed such awards as the economy began to stabilize and company performance improved. The award of the restricted stock units was a special award made outside the normal annual award cycle in 2008 by the Human Resources Committee then in place to address concerns regarding the retention of executive officers and the desire to further align the interests of our stockholders with executives by motivating and rewarding executives for increases in the company’s stock price. Payment was contingent on share price appreciation objectives and the achievement of service-based retention periods. 50% of the restricted stock units vested and were paid to executives in 2010 due to the achievement of the share price appreciation objective (the trailing 10 day average price of our common stock reached $6.26 per share) and the two-year service-based retention period. The remaining 50% of the units will vest if the trailing 10 day average price of our common stock reaches $9.39 per share, and following vesting, the executive will be entitled to receive a cash payment of $9.39 per vested unit on December 19, 2011, or if the vesting date occurs after this date, on the vesting date. Any unvested awards will expire on December 19, 2013.

Without the 2008 restricted stock unit award, our executives’ target and actual total compensation would be below the target median of our peer group. In addition, the award was payable only in cash and not stock due to a lack of shares available for grant under any stockholder approved plan at the time of the award. Provided that stock is available for grant in the future, the company will settle equity awards in stock rather than cash. Furthermore, our Human Resources Committee has no intention at this time of making an award similar to the 2008 restricted stock units outside the normal annual award cycle again and will only make such award if extraordinary circumstances arise which cause the Human Resources Committee to determine that such an award is necessary given the circumstances for the retention and motivation of our executives.

The company believes its compensation program for the named executive officers has been instrumental in helping the company realize improvement in its financial and operational performance in 2010 despite the decline in company sales which was primarily caused by a number of ongoing factors that have negatively impacted consumer discretionary spending on furniture, including decreased home values, prolonged foreclosure activity, continued high levels of unemployment and reduced access to consumer credit. Despite this decrease in sales, over the past two years the company has been able to reduce its long-term debt by $113 million, increase its gross margin by 32.2%, and reduce its selling, general, and administrative expenses by $204.3 million since 2008 through the restructuring and consolidation of operations, all while significantly decreasing the company’s net loss as illustrated in the table below. The company believes that these improvements in these fundamental financial measures will contribute to increased stockholder value in the future and that the retention and motivation of our executive officers through our executive compensation program was a key factor which contributed to the achievement of these results.

		% Change		% Change
(dollars in millions)	2010	v. 2009	2009	v. 2008	2008

Loss from continuing operations before income tax benefit	$(47.9)	72.9%	$(176.5)	57.9%	$(419.0)
Net loss from continuing operations	(39.0)	64.1%	$(108.7)	73.9%	$(415.8)
Gross Margin	23.8%	26.6%	18.8%	4.4%	18.0%
Selling, general, and administrative expenses	$320.2	(11.9)%	$363.6	(30.7)%	$524.5
Long-term debt	$77.0	(18.9)%	$95.0	(50.0)%	$190.0

The company requests approval of the company’s executive compensation program and specifically, the resolution set forth below:

“RESOLVED, that the stockholders approve, in a non-binding, advisory vote, the compensation of the company’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables) in the Proxy Statement relating to the company’s Annual Meeting of Stockholders to be held on May 5, 2011.”

The Board of Directors recommends that stockholders vote “FOR” the approval of the compensation of our named executive officers.

ADVISORY VOTE ON FREQUENCY OF VOTES ON EXECUTIVE COMPENSATION
(Proposal 4)

As described in Proposal 3 above, our stockholders are being provided the opportunity to cast an advisory vote on our executive compensation program.

This Proposal 4 affords stockholders the opportunity to cast a non-binding, advisory vote on how often the company should include the advisory vote on our executive compensation program in proxy materials for future annual stockholder meetings (or special stockholder meetings for which the company must include executive compensation information in the proxy statement for that meeting). Under this proposal, stockholders may vote to have the vote on our executive compensation program every year, every two years or every three years.

After careful consideration of this Proposal, the company believes that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for our company. An annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our executive compensation program as disclosed in the proxy statement every year and is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation program.

The Board of Directors recommends that stockholders vote to hold advisory votes on executive compensation EVERY YEAR (as opposed to every two years or every three years).

OWNERSHIP OF SECURITIES

Ownership of Our Voting Stock

The following table provides information about the beneficial ownership of shares of our common stock as of March 11, 2011, by each person or group that, to our knowledge, beneficially owns more than 5% of the outstanding shares of our common stock; by each of our current directors and each nominee for election as a director; by each of our named executive officers; and all of our directors and named executive officers as a group. The persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and unless otherwise noted in the notes that follow. Percentage of beneficial ownership is based on 55,327,419 shares of common stock outstanding as of the close of business on March 11, 2011. Each share of common stock is entitled to one vote.

Unless otherwise indicated below, the address for each listed director and executive officer is Furniture Brands International, Inc., 1 North Brentwood Boulevard, 15th Floor, St. Louis, Missouri 63105.

Name of Beneficial Owner	Number of shares	Percent

5% Stockholder
Samson Holding Ltd.(1)	7,221,373	13.05%
Evercore Trust Company, N.A.(2)	6,128,532	11.08%
Dimensional Fund Advisors LP(3)	3,595,563	6.50%
Royce & Associates, LLC(4)	3,360,000	6.07%
Executive Officers and Directors
Ralph P. Scozzafava(5)	712,476	1.28%
Steven G. Rolls(6)	80,145	*
Jon D. Botsford(7)	47,350	*
Mary E. Sweetman(8)	46,024	*
Edward D. Teplitz(9)	35,322	*
Wilbert G. Holliman(10)	337,838	*
John R. Jordan, Jr.(11)	16,423	*
Ira D. Kaplan(12)	19,198	*
Ann S. Lieff(13)	20,392	*
Maureen A. McGuire(14)	28,198	*
Aubrey B. Patterson(11)	21,423	*
George E. Ross, Ph.D.(15)	24,559	*
Alan G. Schwartz(12)	19,198	*
James M. Zimmerman(16)	25,705	*
All Directors and Executive Officers as a Group(14)	1,434,251	2.57%

*	Less than one percent.
(1)	According to a Schedule 13D/A filed by Samson Holding Ltd. with the SEC on February 22, 2008, this consists of 7,221,373 shares of common stock beneficially owned by Samson Holding Ltd., which we refer to as Samson. According to the filing, Samson has shared voting power and shared dispositive power over 7,221,373 shares of common stock. Also included as reporting persons are Advent Group Limited, Magnificent Capital Holding Limited, Mr. Shan Huei Kuo and Ms. Yi-Mei Liu, all of whom have shared voting power and shared dispositive power as to 7,211,373, all as a result of their direct or indirect ownership of a controlling interest in Samson and which or whom may be deemed to beneficially own and have shared power to vote, dispose or to direct the disposition of those shares beneficially owned by Samson. The address of Samson is Level 28, Three Pacific Place, 1 Queen’s Road East, Hong Kong.
(2)	According to a Schedule 13G/A filed by Evercore Trust Company, N.A. with the SEC on February 14, 2011, this consists of 6,128,532 shares beneficially held by Evercore Trust Company, N.A., which we refer to as Evercore. Evercore is an independent investment manager appointed to make investment decisions with respect to the 6,128,532 shares held in the Furniture Brands Master Pension Trust, which is the funding vehicle for the Furniture Brands Retirement Plan. According to the Schedule 13G/A, Evercore

has no voting power and sole dispositive power over the 6,128,532 shares of common stock. The address of Evercore is 55 East 52nd Street, 36th Floor, New York, New York 10055.
(3)	According to a Schedule 13G/A filed by Dimensional Fund Advisors LP with the SEC on February 11, 2011, this consists of 3,595,563 shares beneficially held by Dimensional Fund Advisors LP, which we refer to as DFA. The securities are owned by various investment companies, trusts and separate accounts that DFA serves as investment advisor with power to direct investments and/or sole power to vote the securities. According to the Schedule 13G/A, DFA has sole voting power over 3,470,128 shares of common stock and sole dispositive power over 3,595,563 shares of common stock. The address of DFA is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.
(4)	According to a Schedule 13G/A filed by Royce & Associates, LLC with the SEC on January 13, 2011, this consists of 3,360,000 shares of common stock beneficially owned by Royce & Associates, LLC. According to the filing, Royce & Associates, LLC has sole voting power and sole dispositive power over all of the shares. The address of Royce & Associates, LLC is 745 Fifth Avenue, New York, New York 10151.
(5)	Includes 362,969 shares of common stock subject to options that are exercisable within 60 days of March 11, 2011. Also includes 94,507 shares of common stock underlying restricted stock awards with which Mr. Scozzafava has sole voting power but no current investment power and 255,000 shares held in a revocable trust.
(6)	Includes 31,741 shares of common stock underlying restricted stock awards with which Mr. Rolls has sole voting power but no current investment power.
(7)	Includes 11,378 shares of common stock underlying restricted stock awards with which Mr. Botsford has sole voting power but no current investment power.
(8)	Includes 15,000 shares of common stock subject to options that are exercisable within 60 days of March 11, 2011. Also includes 11,753 shares of common stock underlying restricted stock awards with which Ms. Sweetman has sole voting power but no current investment power.
(9)	Includes 14,012 shares of common stock underlying restricted stock awards with which Mr. Teplitz has sole voting power but no current investment power.
(10)	Includes 178,000 shares of common stock subject to options that are exercisable within 60 days of March 11, 2011. Also includes 12,756 shares of common stock underlying restricted stock awards with which Mr. Holliman has sole voting power but no current investment power.
(11)	Includes 12,756 shares of common stock underlying restricted stock awards with which the director has sole voting power but no current investment power.
(12)	Includes 15,620 shares of common stock underlying restricted stock awards with which the director has sole voting power but no current investment power.
(13)	Includes 20,392 shares of common stock underlying restricted stock awards with which Ms. Lieff has sole voting power but no current investment power.
(14)	Includes 23,776 shares of common stock underlying restricted stock awards with which Ms. McGuire has sole voting power but no current investment power.
(15)	Includes 24,559 shares of common stock underlying restricted stock awards with which Dr. Ross has sole voting power but no current investment power.
(16)	Includes 15,705 shares of common stock underlying restricted stock awards with which Mr. Zimmerman has sole voting power but no current investment power.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors and executive officers and persons who own more than ten percent of a registered class of equity securities to file with the U.S. Securities and Exchange Commission (SEC) initial reports of ownership and reports of changes in ownership of common stock and other equity securities of our company. Such reporting persons are required by rules of the SEC to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely upon a review of Section 16(a) reports furnished to us for fiscal year 2010 and written representations that no reports on Form 5 were required, we believe that our directors, executive officers and greater than ten percent stockholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during 2010 except that Mr. Cook failed to file a Form 4 on a timely basis with respect to the tax withholding of shares of restricted stock and Mr. Isaak failed to file a Form 4 on a timely basis with respect to an award of stock options. The required filings were made promptly after noting the failure to file.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures

The Governance and Nominating Committee is responsible for review, approval, or ratification of “related person transactions” involving our company and related persons. A related person is a director, officer, nominee for director, or 5% stockholder of our company, and their immediate family members. We have adopted written policies and procedures that apply to any transaction or series of transactions in which we are a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect interest.

Under our Corporate Governance Guidelines, the Governance and Nominating Committee will in addition to any other factors that it deems appropriate, analyze whether the terms are fair to our company, whether the transaction is material, the role of the related person in the transaction, the structure of the transaction and the interests of all related persons in the transaction. A related person transaction will only be approved or ratified by the Governance and Nominating Committee if the transaction is beneficial to us and the terms are fair to us.

Management presents all related person transactions to the Governance and Nominating Committee for review. The Governance and Nominating Committee determines whether the related person has a material interest in a transaction and may approve, ratify, rescind, or take other action with respect to the transaction in its discretion.

Related Person Transactions

In 2007, Samson Holding Ltd., and entities affiliated with Samson Holding, acquired more than five percent of our common stock in open market transactions. Prior to their acquisition and since their acquisition of our stock, we have purchased certain case goods from entities affiliated with Samson Holding. We paid entities affiliated with Samson Holding approximately $33.6 million for goods that we purchased during 2010.

One of our subsidiaries, Action Transport, Inc., leases trucks, trailers and other equipment through a division of BancorpSouth, Inc. Aubrey B. Patterson, a director of our company, is the Chairman and Chief Executive Officer of BancorpSouth, Inc., and in 2010, we paid the leasing division of BancorpSouth, Inc. approximately $1,146,000 in connection with this lease, $542,000 of which was paid in connection with the purchase of the trucks and trailers upon the expiration of the lease term.

We paid Wilbert G. Holliman, a current director of our company and our former Chief Executive Officer, $1 million on January 1, 2010, pursuant to the terms of his employment agreement dated January 1, 1999, as amended in January 2005. Under the terms of this agreement, we agreed to pay Mr. Holliman following his retirement as Chief Executive Officer, $1 million per year for four years commencing on January 1, 2009. In 2010, we also paid Mr. Holliman retirement benefits of approximately $409,800 under our Supplemental Executive Retirement and Deferred Compensation Plans, which Mr. Holliman participated in while employed by our company.

OTHER MATTERS

Stockholder Proposals

Under SEC rules, a stockholder who intends to present a proposal, including nomination of a director, at our 2012 Annual Meeting of Stockholders and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to Jon D. Botsford, our Corporate Secretary, at 1 North Brentwood Boulevard, 15th Floor, St. Louis, Missouri 63105, before November 24, 2011. SEC rules set standards for the types of stockholder proposals and the information that must be provided by the stockholder making the request.

A stockholder may also submit a proposal to be considered at our 2012 Annual Meeting of Stockholders pursuant to our Bylaws. If a stockholder wants to submit a proposal for the 2012 Annual Meeting, the stockholder must submit the proposal or nomination between January 6, 2012 and February 5, 2012. If the 2012 Annual Meeting of Stockholders is held more than 30 days before or 60 days after the anniversary of the 2012 Annual Meeting, the stockholder must submit any such proposal or nomination no earlier than the 120th day before the 2012 Annual Meeting and no later than the 90th day before the 2012 Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The submission must include information specified in our Bylaws concerning the proposal or nominee, as the case may be, and information as to the stockholder’s ownership of our stock. We will not entertain any proposals or nominations at the annual meeting that do not meet the requirements set forth in our Bylaws. To make a submission or to request a copy of our Bylaws, stockholders should contact our Corporate Secretary. We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination.

Other Information

We do not know of any matters that may properly come before the meeting other than those referred to in the accompanying Notice of Annual Meeting of Stockholders or other matters incident to the conduct of the meeting. As to any other matter or proposal that may properly come before the meeting, including voting for the election of any person as a director in place of a nominee named herein who becomes unable or declines to serve and voting on a proposal omitted from this Proxy Statement pursuant to the rules of the SEC, proxies will be voted in accordance with the discretion of the proxy holders.

By Order of the Board of Directors,

Jon D. Botsford
Corporate Secretary

March 23, 2011

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS  PROXY  CARD  IS  VALID  ONLY  WHEN  SIGNED  AND  DATED.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors	For	Against	Abstain

1	Ira D. Kaplan	☐	☐	☐

2	Ann S. Lieff	☐	☐	☐

3	Maureen A. McGuire	☐	☐	☐

4	Aubrey B. Patterson	☐	☐	☐

5	George E. Ross, Ph.D.	☐	☐	☐

6	Alan G. Schwartz	☐	☐	☐

7	Ralph P. Scozzafava	☐	☐	☐

8	James M. Zimmerman	☐	☐	☐

For address change/comments, mark here.				☐
(see reverse for instructions)		Yes	No

Please indicate if you plan to attend this meeting		☐	☐

The Board of Directors recommends you vote FOR the following proposals:			For	Against	Abstain

2.	Ratification of the appointment of KPMG LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.		☐	☐	☐

3.	Advisory vote on executive compensation.		☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:		1 year	2 years	3 years	Abstain

4.	Advisory vote on the frequency of the advisory vote on executive compensation.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

SHARES
		JOB #			CUSIP # SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

FURNITURE BRANDS INTERNATIONAL, INC. Annual Meeting of Stockholders May 5, 2011 9:00 AM This proxy is solicited by the Board of Directors
In their discretion, the proxies are authorized to vote, upon such other business as may properly come before the meeting and any postponements or adjournments thereof.
The stockholder(s) hereby appoint(s) Ralph P. Scozzafava and Jon D. Botsford, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of FURNITURE BRANDS INTERNATIONAL, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, CDT on May 5, 2011, at Furniture Brands International Inc., 1 North Brentwood Blvd., 15th floor, St. Louis, MO 63105, and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Address change / comments:

(If you noted any Address Changes and / or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side